EXHIBIT 10.2
Execution Copy

WAIVER AND
SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT
(SUPERMARINE ACQUISITION FACILITY)

This WAIVER AND SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this “Waiver and Amendment”) dated as of February 13, 2007, by and among ATLANTIC AVIATION FBO INC., a Delaware corporation (formerly known as NORTH AMERICA CAPITAL HOLDING COMPANY, a Delaware corporation and hereinafter referred to as the “Borrower”); the several banks and other financial institutions identified on the signature pages hereto (the “Lender Parties”); and MIZUHO CORPORATE BANK, LTD., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower has entered into an Amended and Restated Loan Agreement, dated as of June 28, 2006, (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) with certain lenders identified therein (the “Lenders”) and the Administrative Agent, pursuant to which the Lenders have agreed to make certain Loans to the Borrower on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Loan Agreement, the Lenders have provided to the Borrower (i) Refinancing Term Loans in connection with the refinancing of certain senior indebtedness of the Borrower relating to the acquisition by it or its affiliate of certain airport service businesses and the funding of a one-time equity distribution to the Investor; (ii) Trajen Acquisition Term Loans in connection with the financing of the acquisition by the Borrower or its affiliate of the equity interests in Trajen Holdings, Inc., a Delaware corporation which owns and operates a number of fixed base operations at municipal airports in the United States; (iii) the Revolving Loan facility for working capital purposes of the Borrower and its Subsidiaries; and (iv) certain other purposes permitted thereunder;

WHEREAS, the Term Loan facilities under the Loan Agreement have been fully drawn for the purposes described above;

WHEREAS, the Borrower contemplates the acquisition, pursuant to an assignment from the Investor, of 100% of the Equity Securities of each of Supermarine of Santa Monica, LP, a California limited partnership, Supermarine of Stewart, LLC, a Delaware limited liability company, Aviation Contract Services, Inc., a California corporation, and Supermarine Investors, Inc., a California corporation, which entities own and operate Fixed Base Operations businesses at Santa Monica Airport, Santa Monica, California and Stewart International Airport, New Windsor, New York (the “Supermarine Acquisition”);

WHEREAS, the Administrative Agent and the Lender Parties signatory to this Waiver and Amendment have agreed with the Borrower to increase the Term Loan facility under the Loan Agreement in order to provide financing for a portion of the acquisition costs and other permitted purposes relating to the Supermarine Acquisition;

WHEREAS, Macquarie Bank Limited, one of the Lenders, has advised of its intention to assign its share of the Loans, and all of its rights and obligations relating thereto under the Loan Agreement, to Macquarie Finance Americas Inc., a Delaware corporation whose equity interests will be 100% indirectly owned by Macquarie Bank Limited (the “MBL Assignment”);

WHEREAS, Macquarie Finance Americas Inc. is not an Eligible Assignee for assignment purposes under Section 10.4 of the Loan Agreement and the relevant provisions of the Loan Agreement currently do not permit the MBL Assignment without approval from the Required Lenders;

WHEREAS, the Borrower has advised of an impending organizational restructuring of its parent entities, such that following the restructuring, the ultimate parent company of the manager of Macquarie Infrastructure Company Trust (the Borrower's parent entity), will no longer be Macquarie Bank Limited, but will be a newly created holding company to be listed on the Australian Stock Exchange (currently, Macquarie Infrastructure Company Trust is managed by an indirect subsidiary of Macquarie Bank Limited) (the “Parent Restructuring”);

WHEREAS, the Parent Restructuring would violate the Change of Control restrictions in the Loan Agreement;

WHEREAS, the Lender Parties signatory to this Waiver and Amendment and the Administrative Agent have agreed to (i) amend the Loan Agreement to reflect the increase in Term Loan Commitments relating to the Supermarine Acquisition and to incorporate certain other amendments to the Loan Agreement as agreed to among the parties; (ii) waive certain assignment provisions of the Loan Agreement to permit the MBL Assignment; and (iii) amend the definition of “Change of Control” to permit the Parent Restructuring, all subject to and upon the terms as set forth herein; and

WHEREAS, pursuant to Section 10.1(a) of the Loan Agreement, the amendments and waiver contemplated by this Waiver and Amendment will become effective upon the execution hereof by the Lender Parties constituting the Required Lenders, the Administrative Agent and the Borrower.

NOW, THEREFORE, it is hereby agreed as follows:

1.  Definitions. Unless otherwise defined herein, capitalized terms used but not otherwise defined herein have the meanings specified in Appendix A to the Loan Agreement. The Rules of Interpretation set forth in Appendix A shall apply to this Waiver and Amendment.

2.  Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

2.1  Section 2.1 (Term Loan Facility). Clause (a) of Section 2.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Term Loan Commitments. Subject to the terms and conditions set forth herein, (i) each Refinancing Term Loan Lender severally agrees to make term loans for the purposes specified in Section 2.6(a) (each, a “Refinancing Term Loan”) to the Borrower during the Refinancing Term Loan Commitment Period in an aggregate principal amount not to exceed the amount of such Term Loan Lender’s Refinancing Term Loan Commitment, (ii) each Trajen Acquisition Term Loan Lender severally agrees to make term loans for the purposes specified in Section 2.6(b) (each, a “Trajen Acquisition Term Loan”) to the Borrower during the Trajen Acquisition Term Loan Commitment Period in an aggregate principal amount not to exceed the amount of such Term Loan Lender’s Trajen Acquisition Term Loan Commitment, and (iii) each Supermarine Acquisition Term Loan Lender severally agrees to make term loans for the purposes specified in Section 2.6(c) (each, a “Supermarine Acquisition Term Loan” and, together with the Refinancing Term Loans and the Trajen Acquisition Term Loans, the “Term Loans”) to the Borrower during the Supermarine Acquisition Term Loan Commitment Period in an aggregate principal amount not to exceed the amount of such Term Loan Lender's Supermarine Acquisition Term Loan Commitment. Each Refinancing Term Loan shall be made as part of a Borrowing consisting of Refinancing Term Loans made by the Refinancing Term Loan Lenders ratably in accordance with their respective Pro Rata Shares of the aggregate Refinancing Term Loan Commitments of all Refinancing Term Loan Lenders. Each Trajen Acquisition Term Loan shall be made as part of a Borrowing consisting of Trajen Acquisition Term Loans made by the Trajen Acquisition Term Loan Lenders ratably in accordance with their respective Pro Rata Shares of the aggregate Trajen Acquisition Term Loan Commitments of all Trajen Acquisition Term Loan Lenders. Each Supermarine Acquisition Term Loan shall be made as part of a Borrowing consisting of Supermarine Acquisition Term Loans made by the Supermarine Acquisition Term Loan Lenders ratably in accordance with their respective Pro Rata Shares of the aggregate Supermarine Acquisition Term Loan Commitments of all Supermarine Acquisition Term Loan Lenders. The Refinancing Term Loans was available in one Borrowing in an amount not exceeding $300,000,000 for the purposes specified in Section 2.6(a). The Trajen Acquisition Term Loans was available in one Borrowing in an amount not exceeding $180,000,000 for the purposes specified in Section 2.6(b). The Supermarine Acquisition Term Loans will be available in one Borrowing in an amount not exceeding $32,500,000 for the purposes specified in Section 2.6(c).”

2.2  Section 2.4 (Interest Periods). Clause (b) of Section 2.4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(b) The Term Loans shall at any given time be subject to a single Interest Period; provided that the initial Interest Period with respect to the Borrowing of Trajen Acquisition Term Loans will commence on the date of such Borrowing and end on the same day as the current Interest Period for the Refinancing Term Loans previously advanced and, on the last day of such Interest Period, such Trajen Acquisition Term Loans shall be consolidated with the Refinancing Term Loans, and the Trajen Acquisition Term Loans and Refinancing Term Loans will thereafter have the same Interest Period; and provided, further, that the initial Interest Period with respect to the Borrowing of Supermarine Acquisition Term Loans will commence on the date of such Borrowing and end on the same day as the current Interest Period for the Term Loans previously advanced and, on the last day of such Interest Period, such Supermarine Acquisition Term Loans shall be consolidated with the such other Term Loans, and the Supermarine Acquisition Term Loans and such other Term Loans will thereafter have the same Interest Period.”

2.3  Section 2.6 (Use of Proceeds of Loans). The currently existing clauses (c) and (d) of Section 2.6 of the Loan Agreement shall be renumbered as clauses (d) and (e), respectively, and the following new clause (c) shall be added:

“(c) Borrowing of Supermarine Acquisition Term Loans. The proceeds of the Borrowing of Supermarine Acquisition Term Loans shall be used solely (i) to finance a portion of the acquisition costs incurred by the Investor in connection with the Supermarine Acquisition; (ii) to pay fees payable on the Supermarine Acquisition Term Loan Disbursement Date to the Lead Arrangers, the Administrative Agent and the Collateral Agent; (iii) to make payment into the Debt Service Reserve Account in an amount which results in such account being funded with the Debt Service Reserve Required Balance as required hereunder; and (iv) to pay or reimburse the Borrower for costs and expenses payable by the Borrower pursuant hereto in connection with the closing of the Supermarine Acquisition Term Loans and this Agreement.”

2.4  Section 2.7 (Termination or Reduction of Commitments). The currently existing clause (d) of Section 2.7 of the Loan Agreement shall be renumbered as clause (e), and the following new clause (d) is hereby added:

“(d) If the Borrowing of Supermarine Acquisition Term Loans has not been made on or before June 20, 2007, the Administrative Agent (acting at the direction of the Required Lenders) shall, by written notice to the Borrower, terminate the relevant Commitments of the Lenders with respect to each of the Supermarine Acquisition Term Loans, which termination shall become effective immediately; provided that if the Borrowing of Supermarine Acquisition Term Loans in a principal amount of less than $32,500,000 is made on or prior to such date, then any undrawn Supermarine Acquisition Term Loan Commitments as of such date shall be terminated.”

2.5  Section 2.8 (Prepayments).

(a)  Section 2.8(c) of the Loan Agreement is hereby amended by adding the following new clause (viii):

“(viii) If, at any time after the Amendment Closing Date, the Borrower or any of its Subsidiaries consummates a sale of the Management Contract Business in accordance with Section 6.2(c)(vii), and the net proceeds from such sale exceed $9,300,000, the Borrower shall, or shall cause such Subsidiary to, immediately after the completion of each sale or series of related sales or other disposition which results in such an excess or an increase in such an excess, (A) prepay the outstanding Term Loans and, if the Term Loans shall have been paid in full, (B) to the extent Revolving Loans are then outstanding, prepay such Revolving Loans (and, to the extent of any such prepayment, reduce the Revolving Loan Commitment), and (C) otherwise, Cash Collateralize the outstanding Letter of Credit Obligations, in an aggregate principal amount equal to one hundred percent (100%) of such excess or such increase in such excess. Notwithstanding the foregoing, if the sale of the Management Contract Business is consummated prior to the end of the Supermarine Acquisition Term Loan Commitment Period, 100% of the net proceeds from such sale shall be withheld from Distribution and retained by the Borrower until the date of Borrowing of the Supermarine Acquisition Term Loans, at which time such amounts shall be applied pursuant to the preceding sentence. If the Supermarine Acquisition Term Loan Commitment is terminated without a Borrowing thereof, and the sale of the Management Contract Business has previously occurred, the Borrower shall remit 100% of the net proceeds to be applied against the prepayment of the Loans, unless a Distribution of such proceeds is otherwise approved by the Required Lenders.”

2.6  Section 2.9 (Fees).

(a) Amendment to Clause (a)(iii). Clause (a)(iii) of Section 2.9 of the Loan Agreement shall be renumbered clause (a)(iv) and a new clause (a)(iii) is hereby added:

“, (iii) to the Administrative Agent for the account of each applicable Term Loan Lender a commitment fee equal to 0.50% per annum on the daily amount of the Available Supermarine Acquisition Term Loan Commitment of such Term Loan Lender during the period from and including the Amendment Closing Date to but excluding the last day of the Supermarine Acquisition Term Loan Commitment Period, and”

(b) Amendment to Penultimate Sentence of Clause (a). The penultimate sentence of clause (a) of Section 2.9 of the Loan Agreement shall be deleted and replaced in its entirety with the following:

“Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing on the first of such dates to occur after the Closing Date (as defined in the Original Loan Agreement and this Agreement, as applicable) or the Amendment Closing Date, as applicable, and on the last day of the applicable Commitment Period.”

2.7  Amendments to Article IV (Conditions Precedent).

(a)  Section 4.4 of the Loan Agreement shall be renumbered Section 4.6.

(b)  A new Section 4.4 entitled “Conditions Precedent to Amendment Closing Date” shall be added as set forth in Attachment I hereto.

(c)  A new Section 4.5 entitled “Conditions Precedent to Borrowing of Supermarine Acquisition Term Loans” shall be added as set forth in Attachment II hereto.

2.8  Section 5.27 (Agreements with Affiliates and Other Agreements). The first sentence of Section 5.27 of the Loan Agreement is hereby deleted in its entirety and replaced with the following.

“Except as disclosed on Schedule 5.27, none of the Borrower and its Subsidiaries has entered into and, as of the Refinancing Term Loan Disbursement Date, the Trajen Acquisition Term Loan Disbursement Date and the Supermarine Acquisition Term Loan Disbursement Date, does not contemplate entering into, any material agreement or contract with any Affiliate of such Person except upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons, based on the totality of the circumstances.”

2.9  Section 6.1 (Affirmative Covenants).

(a)  Amendments to Clauses (a)(i)(A) and (a)(ii). The first parenthetical in each of clauses (a)(i)(A) and (a)(ii) of Section 6.1 of the Loan Agreement is amended by replacing the parenthetical in its entirety with the following new parenthetical:

“(which shall be prepared on a consolidated basis except in respect of the Financial Statements for the 2006 fiscal year, for which separate Financial Statements for Trajen and its Subsidiaries may be provided, and in respect of the Financial Statements for the 2007 fiscal year, for which separate Financial Statements for the Supermarine Companies may be provided)”

(b)  Amendment to Clause (e)(ii). Clause (e)(ii) of Section 6.1 of the Loan Agreement is amended by inserting the words “and the Supermarine Companies” following the words “Trajen and its Subsidiaries”.

(c)  Amendment to Clause (l)(i). Clause (l)(i) of Section 6.1 of the Loan Agreement is amended by deleting the words “Sections 4.1(e) and 4.3(g)” and substituting “Sections 4.1(e), 4.3(g) and 4.5(g)” in lieu thereof.

(d)  New Clause (t)(iv). A new clause (t)(iv) to Section 6.1 shall be added as follows, and the current clause (t)(iv) shall be renumbered as clause (t)(v):

“(iv) Subject to the following sentence, the Borrower shall at all times, at its sole cost and expense, cause each of the Supermarine Companies holding the bank accounts at Bank of America and City National Bank, specified on Schedule 5.26, to cause all cash in each such account (except, with respect to any such account, for an amount to be agreed upon with the Administrative Agent to be reserved for working capital purposes, if necessary) to be transferred into the Concentration Account no less frequently than on a daily basis. The Borrower, at its sole cost and expense, shall cause each Supermarine Company to close each such account and transfer the full balance in such account to the Concentration Account or to an existing Operating Account that is subject to a Control Agreement or to a new Operating Account established and maintained in accordance with Section 6.1(q)(ii) by no later than 180 days following the Supermarine Term Loan Acquisition Disbursement Date. The Borrower shall have delivered to the Administrative Agent such documentation in form and substance reasonably satisfactory to the Administrative Agent evidencing the completion of the actions required pursuant to this clause (iv).”

(e)  Amendment to Clause (v). Clause (v) of Section 6.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(v) Pledge of Equity Interests in Subsidiaries. The Borrower shall use all commercially reasonable efforts to obtain the consent of an Airport Authority for the pledge of the Equity Securities of any of Trajen's Subsidiaries or any Supermarine Company, as the case may be, that is a party to a Trajen FBO Lease or a Supermarine FBO Lease to the extent such consent is required thereunder. If the Borrower is unable to obtain such consent within 30 days after the Trajen Acquisition Term Loan Disbursement Date or the Supermarine Acquisition Term Loan Disbursement Date, as the case may be, the Borrower shall, at its sole cost, promptly cause such Trajen Subsidiary or Supermarine Company to be directly and wholly-owned by a single-purpose entity owning only the stock of such Trajen Subsidiary or Supermarine Company (which entity shall also be a Subsidiary of the Borrower). The Equity Securities of each such immediate parent entity shall be pledged in favor of the Collateral Agent to secure the Obligations.”

2.10  Section 6.2 (Negative Covenants).

(a)  Amendment to Clause (c)(vi). Clause (c)(vi) of Section 6.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(vi) sales of the business and assets relating to the aviation maintenance services currently provided at the FBO facilities operated by certain of Trajen's Subsidiaries or any Supermarine Company, to the extent permitted by the terms of the relevant Trajen FBO Lease or Supermarine FBO Lease and in accordance with all applicable law and Governmental Authorizations, in favor of a reputable entity or entities possessing reasonably sufficient experience in operating similar services in accordance with prudent industry standards for work of similar scope and scale, and under arrangements whereby the Borrower and its Subsidiaries are not responsible or liable for such services following such sale."

(b)  New Clause (c)(vii). Section 6.2(c) of the Loan Agreement is hereby amended by inserting a new clause (vii):

“(vii) subject to Section 2.8(c)(viii), sales of the Management Contracts Business, to the extent permitted by the terms of the relevant Management Contracts and in accordance with all applicable law and Government Authorizations, in favor of a reputable entity or entities possessing reasonably sufficient experience operating similar services in accordance with prudent industry standards for work of similar scope and scale, and under arrangements whereby the Borrower or the relevant Subsidiaries of the Borrower owning such business are not responsible for providing such services or any liabilities arising therefrom following such sale, except with respect to customary representations and warranties given by the Borrower or any of its Subsidiaries in the applicable purchase and sale agreement.”

(c)  Amendment to Clause (f)(i)(C). Section 6.2(f)(i)(C) of the Loan Agreement is hereby amended by deleting the period at the end of the sentence and substituting a comma in lieu thereof.

(d)  New Clause (f)(i)(D). Section 6.2(f)(i) of the Loan Agreement is hereby amended by inserting the following new clause (D):

“(D) Subject to Section 2.8(c)(viii), and so long as no Event of Default has occurred and is continuing, the Borrower may make a Distribution to the Investor with the proceeds from the sale of any Management Contracts Business pursuant to Section 6.2(c)(vii).”

2.11  Section 10.1 (Amendments; Waivers). Clause(a) of Section 10.1 of the Loan Agreement is amended by deleting the words “or Section 4.3(k)” and substituting “, Section 4.3(l) or Section 4.5(l)” in lieu thereof.

2.12  Section 10.4 (Successors and Assigns). Clause (b)(i)(A) of Section 10.4 of the Loan Agreement is amended by deleting such clause in its entirety and replacing it with the following:

“(A) no approval of the Administrative Agent or the Borrower shall be required for any assignment to an Affiliate of such Lender (except if the Affiliate is the Borrower or any of the Borrower's Affiliates or Subsidiaries) or an assignee that is a Lender immediately prior to giving effect to such assignment,”

3.  Waiver Relating to MBL Assignment. The Lender Parties signatory to this Waiver and Amendment hereby (a) consent to the MBL Assignment, and (b) waive any non-compliance by Macquarie Bank Limited, the Borrower or any other party of the terms and provisions of the Loan Agreement resulting from the MBL Assignment.

4.  Representations and Warranties. The Borrower hereby represents and warrants that, as of the date of execution and delivery of this Waiver and Amendment:

4.1  The Borrower has full power and authority to enter into this Waiver and Amendment, and to perform its obligations under the Loan Agreement (as amended hereby), and has taken all necessary action to authorize its execution and delivery of this Waiver and Amendment and the performance of its obligations under the Loan Agreement (as amended hereby).

4.2  This Waiver and Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and subject to general equitable principles.

4.3  All governmental authorizations and actions necessary in connection with the execution and delivery by it of this Waiver and Amendment and the performance of its obligations under the Loan Agreement (as amended hereby) have been obtained or performed and remain valid and in full force and effect.

4.4  The execution and delivery of this Waiver and Amendment and performance of its obligations under the Loan Agreement (as amended hereby) by the Borrower (i) do not and will not contravene any provisions of the Borrower’s organizational documents, or any law, rule, regulation, order, judgment or decree applicable to or binding on the Borrower or any of its properties, (ii) do not and will not contravene, or result in any breach of or constitute any default under, any agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected, and (iii) do not and will not require the consent of any Person under any existing law or agreement which has not already been obtained.

5.  Effectiveness. This Waiver and Amendment shall become effective upon the execution and delivery thereof by the Borrower, the Administrative Agent and the Lenders signatory hereto constituting the Required Lenders and the satisfaction of the conditions precedent set forth in Attachment I (such effective date, the “Amendment Closing Date”); provided that notwithstanding the foregoing, (i) the waiver in Section 3 hereof, (ii) the amendments to Section 10.4 of the Loan Agreement as set forth in Section 2.12 hereof and (iii) the amendments to the definitions of “Affiliate” and “Change of Control” as set forth in Attachment III shall be effective upon the execution of this Waiver and Amendment by the Borrower, the Administrative Agent and Lenders constituting the Required Lenders.

6.  Amendments to Appendix A to Loan Agreement. Appendix A, Definitions and Rules of Interpretation, to the Loan Agreement is hereby deleted in its entirety and replaced with Attachment III, entitled “Appendix A, Definitions and Rules of Interpretation”.

7.  Amendment to Schedule 2.1 to Loan Agreement. Schedule 2.1 to the Loan Agreement is hereby deleted in its entirety and replaced with Attachment IV, entitled “Commitments and Pro Rata Shares.”

8.  Reference to Borrower in the Loan Agreement. On and after the Amendment Closing Date, each reference in the Loan Agreement to “North America Capital Holding Company,” “NACH,” or “Borrower” shall mean and be a reference to “Atlantic Aviation FBO Inc.”

9.  Full Force and Effect. Except as specifically amended hereby, all of the terms and conditions of the Loan Agreement and the other Loan Documents are unaffected and shall continue to be in full force and effect and shall be binding upon the parties hereto in accordance with their respective terms.

10.  Successors and Assigns. This Waiver and Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.  Governing Law. This Waiver and Amendment shall be governed by and construed in accordance with the laws of the State of New York.

12.  Counterparts. This Waiver and Amendment may be executed by one or more of the parties to this Waiver and Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute and deliver this Waiver and Amendment as of the date first above written.

ATLANTIC AVIATION FBO INC., as Borrower

By:	/s/ Peter Stokes
Name: Peter Stokes
Title: President

MIZUHO CORPORATE BANK, LTD., as Administrative Agent

By:	/s/ Takeo Kada
Name: Takeo Kada
Title: Deputy General Manager

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as Term Loan Lender

By:	/s/ Conor Barrett
Name: Conor Barrett
Title: Senior Manager

By:	/s/ Donal Murphy
Name: Donal Murphy
Title: Associate Director

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as Term Loan Lender

By:	/s/ Thomas Augustin
Name: Thomas Augustin
Title: Vice President

By:	/s/ George Schnepf
Name: George Schnepf
Title: Vice President

MIZUHO CORPORATE BANK, LTD., as Term Loan Lender

By:	/s/ Takeo Kada
Name: Takeo Kada
Title: Deputy General Manager

MACQUARIE BANK LIMITED, as Term Loan Lender

By:	/s/ Helen Winterbotham
Name: Helen Winterbotham
Title: Division Director, Investment Banking Group

By:	/s/ Peter Farthing
Name: Peter Farthing
Title: Legal Counsel, Investment Banking Group

BANCO SANTANDER CENTRAL HISPANO, S.A., as Term Loan Lender

By:	/s/ Jesus Lopez
Name: Jesus Lopez
Title: Vice President

By:	/s/ Carlos F. de Paula
Name: Carlos F. de Paula
Title: Executive Director, Grupo Santander

DEKABANK DEUTSCHE GIROZENTRALE, as Term Loan Lender

By:	/s/ Peter Bahn
Name: Peter Bahn
Title:

By:	/s/ Ingo Lutze
Name: Ingo Lutze
Title:

HYPO PUBLIC FINANCE USA, INC., as Term Loan Lender

By:	/s/ Jack Campbell
Name: Jack Campbell
Title: Managing Director

By:	/s/ Andrew Goleb
Name: Andrew Goleb
Title: Director

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE, as Term Loan Lender

By:	/s/ David A. Leech
Name: David A. Leech
Title: Senior Vice President, Manager, Corporate Finance, Corporate Finance Division

By:	/s/ Kari Strombom
Name: Kari Strombom
Title: Assistant Vice President, Corporate Finance Division, Structured Finance Dept.

LLOYDS TSB BANK plc, as Term Loan Lender

By:	/s/ Paul D. Briamonte
Name: Paul D. Briamonte
Title: Director - Project Finance (USA), B364

By:	/s/ Candi Obrentz
Name: Candi Obrentz
Title: Assistant Vice President, Financial Institutions USA, 0-013

NORDDEUTSCHE LANDESBANK GIROZENTRALE, as Term Loan Lender

By:	/s/ Anthony J. Porter
Name: Anthony J. Porter
Title: Vice President

By:	/s/ Stephanie Hovermann
Name: Stephanie Hovermann
Title: Vice President

UNITED OVERSEAS BANK LIMITED, as Term Loan Lender

By:	/s/ George Lim
Name: George Lim
Title: FVP & General Manager

By:	/s/ Mario Sheng
Name: Mario Sheng
Title: AVP

MIZUHO CORPORATE BANK, LTD., as Revolving Loan Lender and Issuing Bank

By:	/s/ Takeo Kada
Name: Takeo Kada
Title: Deputy General Manager

ATTACHMENT I

Section 4.4 Conditions Precedent to the Amendment Closing Date

(a)   Loan Documents to be Delivered.

(i)   The following documents shall have been duly authorized, executed and delivered by the parties thereto, are in full force and effect and originals thereof shall have been delivered to the Administrative Agent and the Borrower:

(A)  the Waiver and Amendment; and

(B)  a Note in favor of each Lender providing Supermarine Acquisition Term Loans and requesting a Note, each in a principal amount equal to such Lender's Supermarine Acquisition Term Loan Commitment.

(ii)   A copy of each Supermarine FBO Lease and any other FBO Lease in existence and not otherwise delivered to the Administrative Agent as of the Trajen Term Loan Disbursement Date, shall have been delivered to the Administrative Agent, together with a certificate of a Responsible Officer of the Borrower certifying as of the Supermarine Acquisition Term Loan Disbursement Date that each such FBO Lease delivered (A) is a true, correct and complete copy of such document and (B) is in full force and effect.

(b)  Supermarine Purchase Agreements. The Administrative Agent shall have received a true, complete and correct copy of each Supermarine Purchase Agreement, together with all schedules and attachments, duly executed and delivered by the parties thereto, in form and substance reasonably satisfactory to the Lead Arrangers.

(c)  Organizational Documents of the Borrower. The Administrative Agent shall have received from or on behalf of the Borrower (i) the certificate of incorporation of the Borrower, certified as of a recent date prior to the Amendment Closing Date by the Secretary of State (or comparable public official) of its state of incorporation, (ii) a certificate of good standing (or comparable certificate), certified as of a recent date prior to the Amendment Closing Date by the Secretary of State (or comparable public official) of its state of incorporation stating that the Borrower is in good corporate and tax standing under the laws of such state, (iii) a certificate of the Secretary or an Assistant Secretary (or comparable officer) of the Borrower, dated the Amendment Closing Date, certifying that (A) since June 28, 2006, there have been no changes to the bylaws of the Borrower; (B) attached thereto are true and correct copies of resolutions duly adopted by the board of directors of the Borrower (or other comparable enabling action) and continuing in effect, which authorize the execution, delivery and performance by the Borrower of the Waiver and Amendment and the other Loan Documents to be executed by the Borrower and the consummation of the transactions contemplated thereby; and (C) there are no proceedings for the dissolution or liquidation of the Borrower, and (iv) a certificate of the Secretary or an Assistant Secretary (or comparable officer) of the Borrower, dated the Amendment Closing Date, certifying the incumbency, signatures and authority of the officers of the Borrower authorized to execute, deliver and perform the Waiver and Amendment and the other Loan Documents to be executed by the Borrower.

(d)  Opinions of Counsel. The Administrative Agent shall have received a favorable written opinion, addressed to the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, dated the as of the Amendment Closing Date and in form and substance satisfactory to the Administrative Agent with respect to the Borrower and such matters as the Administrative Agent may reasonably request.

(e)  Financial Statements. The Borrower shall have delivered to the Administrative Agent (i) unaudited Financial Statements of each of the Supermarine Companies (other than Supermarine Investors) as of and for the year most recently ended more than 90 days prior to the Amendment Closing Date, and its Financial Statements as of and for the fiscal quarter most recently ended more than 45 days prior to the Amendment Closing Date, each of which shall be certified by a Responsible Officer of the Borrower as being to his Actual Knowledge, after due inquiry, complete and correct in all material respects and fairly presenting the financial condition, results of operations and changes in cash flows of such Supermarine Companies on such dates and for any interim periods then ended, applied on a consistent basis, and (ii) a certificate by the chief financial officer of the Borrower stating that to his Actual Knowledge, after due inquiry, since the date of such Financial Statements and the date of the Financial Statements previously delivered to the Lead Arrangers as of November 30, 2006, no event has occurred, and no condition exists, that has had, or could reasonably be expected to have, a Material Adverse Effect.

(f)  Disclosure Schedules. The Borrower shall have delivered to the Administrative Agent draft disclosure schedules (the “Supermarine Pro Forma Schedules”) which shall be prepared on a pro forma, "as of the Supermarine Acquisition Term Loan Disbursement Date" basis reflecting information relating to the Supermarine Companies after giving effect to the Supermarine Acquisition, or other disclosure (on such pro forma basis) of exceptions to the representations and warranties and covenants set forth in the Loan Documents relating to the Supermarine Companies and their businesses, all of which shall have been approved by the Administrative Agent. To the extent that the information in any such disclosure is deemed by the Administrative Agent in its reasonable judgment to be material, such information must be approved by the Lead Arrangers prior to the Amendment Closing Date. The Borrower shall provide revised and consolidated disclosures and exceptions as of the Supermarine Acquisition Term Loan Disbursement Date to the extent and on the terms set forth in Section 4.5(t).

(g)  No Default Or Event of Default. No Default or Event of Default shall have occurred and be continuing and, with respect to any advance of Revolving Loans, no Revolver Default or Revolver Event of Default, shall have occurred.

(h)  Independent Consultants' Reports. To the extent not delivered prior to the Amendment Closing Date, the Administrative Agent shall have received copies of final reports prepared by the Technical Advisor, the Environmental Consultant, the Model Auditor and the Insurance Consultant, which reports shall be addressed to the Lenders (or for which reliance letters in favor of the Lenders have been issued by the appropriate advisor or consultant) and shall be satisfactory in form and substance to the Administrative Agent.

ATTACHMENT II

Section 4.5. Conditions Precedent to Borrowing of Supermarine Acquisition Term Loans

The obligation of each Supermarine Acquisition Term Loan Lender to advance Supermarine Acquisition Term Loans to fund the financing of a portion of the acquisition and associated costs relating to the Supermarine Acquisition on the Supermarine Acquisition Term Loan Disbursement Date is subject to the satisfaction of the following conditions precedent:

(a)  Loan Documents to be Delivered.

(i)   The following documents shall have been duly authorized, executed and delivered by the parties thereto (such parties shall include, but not be limited to, the Loan Parties, the Administrative Agent and the Collateral Agent) are in full force and effect and originals thereof shall have been delivered to the Administrative Agent and the Borrower:

(A)  the Hedging Agreements described in Section 4.5(g) below.

(B)  a Pledge Agreement with respect to 100% of the Equity Securities of each Supermarine Company (other than any such Supermarine Company whose Equity Securities are not permitted to be pledged pursuant to the Supermarine FBO Lease to which it is a party) and any other Person who has become a Loan Party subsequent to the Refinancing Term Loan Disbursement Date; and

(C)  appropriate amendments to the Subsidiary Security Agreement, the Subsidiary Guaranty, the Contribution Agreement and any other Security Document necessary to reflect the Supermarine Companies and any other Person who has become a Loan Party subsequent to the Refinancing Term Loan Disbursement Date, as an additional Loan Party, each in form and substance satisfactory to the Administrative Agent.

(ii)   A certificate of a Responsible Officer of the Borrower shall have been delivered to the Administrative Agent certifying as of the Supermarine Acquisition Term Loan Disbursement Date that (A) the copy of each Supermarine FBO Lease delivered on the Amendment Closing Date is a true, correct and complete copy of such document, (B) such Supermarine FBO Lease has not been amended, supplemented or otherwise modified since the Amendment Closing Date, and (C) such Supermarine FBO Lease remains in full force and effect.

(b)  Revised Base Case Projections. To the extent not delivered prior to the Supermarine Acquisition Term Loan Disbursement Date, the Administrative Agent shall have received Base Case Projections of the Borrower, substantially similar in form and substance to the September 22, 2006 draft of the Base Case Projections provided to the Administrative Agent, which Base Case Projections shall have been revised so as to give effect to the Supermarine Acquisition and approved in a certification by the Model Auditor. The revised Base Case Projections shall include therein projections of revenues, operating expenses, cash flow, debt service, capital expenditures (which items shall be categorized to show discretionary capital expenditures to be undertaken in the ordinary course of business and Expansion Capital Expenditures) and other related items, which projections in each case shall not be materially different in the reasonable determination of the Administrative Agent from the corresponding projections reflected in a financial model dated September 22, 2006 previously delivered to the Initial Lenders, and shall be accompanied by a certification as of the Supermarine Acquisition Term Loan Disbursement Date by a Responsible Officer of the Borrower that the Revised Base Case Projections are based on reasonable assumptions and prepared in good faith taking into account all information known to such officer, after due inquiry. The Administrative Agent shall have received a report of the Model Auditor satisfactory to the Administrative Agent regarding the Model Auditor’s audit of the Base Case Projections.

(c)  Revised Operating Budget. The Administrative Agent shall have received an updated business plan and operating budget for the calendar year 2007 in form and substance consistent with the business plan and operating budget previously provided to the Initial Lenders, showing in reasonable detail all projected revenues and operating expenses (identifying separately capital expenditures), debt service and other related items with respect to the Borrower and its Subsidiaries (in each case, after giving effect to the Supermarine Acquisition) for such period on a monthly basis.

(d)  Revised Pro Forma Balance Sheet. The Administrative Agent shall have received a certified copy of a revised pro forma balance sheet setting forth the assets and liabilities of the Borrower and its Subsidiaries on a consolidated basis (after giving effect to the Supermarine Acquisition), in form and substance consistent with the pro forma balance sheet previously provided to the Initial Lenders.

(e)  Financial Statements, Financial Condition, etc. The Borrower shall have delivered to the Administrative Agent:

(i)   unaudited Financial Statements of each Supermarine Company (other than Supermarine Investors) as of and for the fiscal quarter most recently ended more than 45 days prior to the Supermarine Acquisition Term Loan Disbursement Date, which shall be certified by a Responsible Officer of the Borrower as being to his Actual Knowledge, after due inquiry, complete and correct in all material respects and fairly presenting the financial condition, results of operations and changes in cash flows of each Supermarine Company on such dates and for any interim periods then ended, applied on a consistent basis;

(ii)   a certificate by the chief financial officer of the Borrower stating that to his Actual Knowledge, after due inquiry, since the date of such Financial Statements, no event has occurred, and no condition exists, that has had, or could reasonably be expected to have, a Material Adverse Effect;

(iii)   a certificate by the chief financial officer of the Investor as to the financial condition and solvency of the Investor and the Borrower and its Subsidiaries (after giving effect to the Supermarine Acquisition and the incurrence of Indebtedness relating thereto);

(iv)   Combined audited Financial Statements of the Supermarine Companies for the year ended 2005 as audited by Lesley, Thomas, Schwarz & Postma, Inc., which Financial Statements shall not be materially different in the reasonable determination of the Administrative Agent from the unaudited Financial Statements of each Supermarine Company for the year ended 2005 previously delivered to the Administrative Agent on or prior to the Amendment Closing Date; and

(v)   such other financial, business and other information regarding the Investor, the Borrower or any of their Subsidiaries as the Administrative Agent, the Issuing Bank or any Lender may reasonably request, including information as to possible contingent liabilities, tax matters, environmental matters and obligations for employee benefits and compensation.

(f)  Additional Capital Contributions. The Administrative Agent shall have received evidence that the Borrower shall have received the cash proceeds of equity contributions to the Borrower from the Investor in an amount not less than $52,500,000 (exclusive of similar contributions made prior to the Borrowing of Refinancing Term Loans), less an amount equal to the net proceeds previously received by the Borrower or any of its Subsidiaries from the sale of the Management Contract Business to the extent such proceeds were not applied to prepay Loans pursuant to Section 2.8(c)(viii). The equity contributions from the Investor shall be increased dollar for dollar for any increase in the Purchase Price (as defined in the Supermarine Purchase Agreements).

(g)  Hedging Agreements. The Borrower shall have entered into Hedging Agreements satisfactory to the Administrative Agent, and novation arrangements on terms acceptable to the participating Hedging Banks, which agreements and arrangements shall provide coverage in a notional amount equal to at least 100% of the aggregate Term Loans advanced on the Refinancing Term Loan Disbursement Date, the Trajen Acquisition Term Loan Disbursement Date and the Supermarine Acquisition Term Loan Disbursement Date for the remaining term of the Term Loans through the Maturity Date.

(h)  Transfer of Capital Stock of the Supermarine Companies. The Investor shall have sold, conveyed, assigned, transferred and delivered all of its right, title and interest in and to 100% of the issued and outstanding capital stock or other equity interests of each Supermarine Company to the Borrower, free and clear of all Liens, and the Administrative Agent shall have received satisfactory evidence thereof.

(i)  Conditions Precedent Under the Supermarine Purchase Agreements. All conditions precedent to each Closing (as such term is defined in each Supermarine Purchase Agreement) set forth in Article 6 of each Supermarine Purchase Agreement shall have been satisfied or otherwise waived and the Administrative Agent shall have received from the Borrower a certificate dated the Supermarine Acquisition Term Loan Disbursement Date by a Responsible Officer of the Borrower certifying as such; provided that any waiver of any condition precedent in any Supermarine Purchase Agreement granted by the Investor in its capacity as purchaser under the applicable Supermarine Purchase Agreement shall have been approved by the Administrative Agent acting at the direction of the Lead Arrangers (such approval not to be unreasonably withheld, delayed or conditioned).

(j)  Payment of Purchase Price, Fees; Repayment of Indebtedness. The Administrative Agent shall have received evidence satisfactory to it that (i) the Purchase Price (as such term is defined in each Supermarine Purchase Agreement) has been paid in full, other than any adjustment thereto in accordance with the applicable Supermarine Purchase Agreement that is not yet due and payable; (ii) all existing Indebtedness of the Borrower and its Subsidiaries (including the Supermarine Companies after giving effect to the Supermarine Acquisition and any other Person who has become a Loan party subsequent to the Refinancing Term Loan Disbursement Date) has been or concurrently with the Supermarine Acquisition Term Loan Disbursement Date is being repaid in full (other than Permitted Indebtedness), and all liens and security interests in and to the Collateral which had been granted to secure the obligations of any of such Subsidiaries of the Borrower in respect of any such Indebtedness have been terminated and released; and (iii) the Borrower shall have paid (or shall simultaneously pay with proceeds of the Borrowing of Supermarine Acquisition Term Loans) all fees, costs and other expenses and all other amounts then due and payable pursuant to this Agreement. The Closing (as such term is defined in each Supermarine Purchase Agreement) shall occur concurrently with the disbursement of the Borrowing of Supermarine Acquisition Term Loans.

(k)  Organizational Documents. The Administrative Agent shall have received from or on behalf of the Borrower, the Supermarine Companies and any other Person who has become a Loan Party subsequent to the Refinancing Term Loan Disbursement Date:

(i)   the certificate of incorporation, articles of incorporation, certificate of limited partnership, articles of organization or comparable document of such Loan Party, certified as of a recent date prior to the Supermarine Acquisition Term Loan Disbursement Date by the Secretary of State (or comparable public official) of its state of incorporation or formation;

(ii)   a certificate of good standing (or comparable certificate), certified as of a recent date prior to the Supermarine Acquisition Term Loan Disbursement Date by the Secretary of State (or comparable public official) of its state of incorporation or formation stating that such Loan Party is in good corporate and tax standing under the laws of such states;

(iii)   a certificate of the Secretary or an Assistant Secretary (or comparable officer) of such Loan Party, dated the Supermarine Acquisition Term Loan Disbursement Date, certifying that (A) attached thereto is a true and correct copy of the bylaws, partnership agreement, limited liability company agreement or comparable document of such Loan Party as in effect on the Supermarine Acquisition Term Loan Disbursement Date; (B) attached thereto are true and correct copies of resolutions duly adopted by the board of directors or other governing body of such Loan Party (or other comparable enabling action) and continuing in effect, which authorize the execution, delivery and performance by such Loan Party of the Loan Documents to be executed by such Loan Party and the consummation of the transactions contemplated thereby; and (C) there are no proceedings for the dissolution or liquidation of such Loan Party; and

(iv)   a certificate of the Secretary or an Assistant Secretary (or comparable officer) of such Loan Party, dated the Supermarine Acquisition Term Loan Disbursement Date, certifying the incumbency, signatures and authority of the officers of such Loan Party authorized to execute, deliver and perform the Loan Documents to be executed by such Loan Party.

(l)  Security Documents. All filings and recordings necessary, in the opinion of the Administrative Agent, to perfect the security interests contemplated to be granted to the Administrative Agent and the Collateral Agent under the Security Documents, including the mortgages and deeds of trust referred to in Section 4.5(m) below, shall have been made, and the Administrative Agent shall have received evidence satisfactory to it that the Security Documents are in full force and effect and the Liens contemplated by the Security Documents are perfected and of first priority (except for any such prior Liens which are expressly permitted by this Agreement to be prior). The Administrative Agent shall have received:

(i)   Uniform Commercial Code search certificates from the jurisdictions in which Uniform Commercial Code financing statements are to be filed reflecting no other financing statements or filings which evidence Liens of other Persons in Collateral acquired subsequent to the Refinancing Term Loan Disbursement Date which are prior to the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Loan Documents, except for any such prior Liens (A) which are expressly permitted by this Agreement to be prior or (B) for which the Administrative Agent has received a termination statement;

(ii)   such other documents, instruments and agreements as the Administrative Agent may reasonably request to create and perfect the Liens granted to the Administrative Agent or any Lender in this Agreement, the Security Documents and the other Loan Documents; and

(iii)   such other evidence as the Administrative Agent may request to establish that the Liens granted to the Administrative Agent or any Lender in this Agreement, the Security Documents and the other Loan Documents are perfected and prior to the Liens of other Persons in the Collateral, except for any such Liens which are expressly permitted by this Agreement to be prior.

(m)  Leasehold Mortgages. To the extent that a Supermarine FBO Lease permits the granting of a Lien in the leasehold interest under such Supermarine FBO Lease without the consent of the relevant Airport Authority, a mortgage or deed of trust, as applicable, securing the Obligations in favor of the Secured Parties with respect to such leasehold interest shall have been duly executed and recorded with the appropriate real estate filing office, and the Borrower shall have delivered to the Administrative Agent a true and complete copy of each such mortgage or deed of trust.

(n)  Lien Searches. The Administrative Agent shall have received (i) the results of all UCC, judgment and lien searches with respect to the Supermarine Companies in form and substance satisfactory to the Administration Agent, and (ii) a bringdown of all UCC, judgment and lien searches previously performed with respect to the Borrower, the Investor and each other Loan Party other than the Supermarine Companies.

(o)  Consents. All approvals and consents (including management, credit and other internal approvals of the Loan Parties) necessary to consummate the transactions contemplated by the Loan Documents and the Supermarine Acquisition Agreement shall have been duly obtained and shall be in full force and effect and in form and substance satisfactory to each of the Loan Parties party thereto and the Administrative Agent shall have received a copy of such approval or consent certified by the applicable Loan Party.

(p)  Opinions of Counsel. The Administrative Agent shall have received favorable written opinions, addressed to the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, dated the Supermarine Acquisition Term Loan Disbursement Date and in form and substance satisfactory to the Administrative Agent with respect to the Supermarine Companies and each other Person who has become a Loan Party subsequent to the Refinancing Term Loan Disbursement Date, and such matters as the Administrative Agent may reasonably request.

(q)  Insurance. All insurance required to be maintained by the Borrower under Section 6.1(e) shall be in full force and effect, all premiums then due and payable in connection therewith shall have been paid, such insurance shall not be subject to cancellation without prior notice to the Administrative Agent and Lenders and shall otherwise conform to the requirements for such insurance under Section 6.1(e), and the Administrative Agent shall have received a certificate or certificates of an independent insurance broker or carrier reasonably satisfactory to the Administrative Agent in confirmation thereof.

(r)  Governmental Approvals and Material Contracts. All Governmental Authorizations with respect to operation of the businesses of the Borrower and its Subsidiaries (including the Supermarine Companies after giving effect to the Supermarine Acquisition and any other Person who has become a Loan Party subsequent to the Refinancing Term Loan Disbursement Date) shall be in full force and effect without change or amendment since the dates of their respective approval by the Administrative Agent, except as consented to in writing by the Required Lenders or as otherwise permitted pursuant to this Agreement. There shall not be any default under any Material Contract or any Governmental Authorization that could reasonably be expected to have a Material Adverse Effect or permit any party to a Material Contract to terminate such document or suspend its performance thereunder.

(s)  Representation and Warranties. The representations and warranties set forth in Article 3 of each Supermarine Purchase Agreement shall be true and correct in all material respects. The Borrowing of Supermarine Acquisition Term Loans on the Supermarine Acquisition Term Loan Disbursement Date shall be deemed to be a representation and warranty by the Borrower that each of such representations and warranties is, to the Actual Knowledge of the Borrower, after due inquiry, true and correct in all material respects as of the date of such Borrowing.

(t)  Disclosure Schedules. The Borrower shall have delivered to the Administrative Agent revised, consolidated disclosure schedules to be attached to this Agreement or other disclosure of exceptions to the representations and warranties and covenants set forth in the Loan Documents relating to the Borrower and its Subsidiaries, including the Supermarine Companies and businesses, all of which shall have been approved by the Administrative Agent. To the extent that the information in any such disclosure is deemed by the Administrative Agent in its reasonable judgment to be material, such information must be approved by the Lead Arrangers prior to the Supermarine Acquisition Term Loan Disbursement Date. Upon delivery to the Administrative Agent on the Supermarine Acquisition Term Loan Disbursement Date, the revised, consolidated schedules that are delivered in accordance with this Section shall be deemed to have replaced and superseded the Supermarine Pro Forma Schedules and the schedules attached to the Waiver and Amendment as of the Amendment Closing Date.

(u)  Environmental Liability. The Administrative Agent shall have obtained no notice or knowledge of any liability under any Environmental Laws of the Supermarine Companies or any of their former Subsidiaries, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, other than any such liability identified in the final reports of the Environmental Consultant delivered to the Administrative Agent on or prior to the Amendment Closing Date pursuant to Section 4.4(h) hereof.

(v)  Bank Accounts. The Borrower shall have delivered to the Administrative Agent signed copies of irrevocable standing instructions that have been or will be delivered to each depositary bank at which any Supermarine Company maintains a deposit account as of the Supermarine Term Loan Disbursement Date, which instructions shall direct the automatic transfer of all cash in such account (other than an amount to be agreed upon with the Administrative Agent to be reserved for working capital purposes, if necessary) directly to the Concentration Account not less frequently than on a daily basis.

(w)  Other Documents, etc. The Administrative Agent shall have received such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

ATTACHMENT III
APPENDIX A

DEFINITIONS AND RULES OF INTERPRETATION

Defined Terms

“Acceptable Issuer” means a bank or other financial institution with a combined capital and surplus of at least $1,000,000,000 whose Reference Debt is rated "A-" or higher by S&P and "A3" or higher by Moody's.

“Accounts” means, collectively, (1) the Debt Service Reserve Account, (2) the Special Reserve Account, (3) the Loss Proceeds Account and (4) the Distribution Account.

“Acquisition Documents” means, collectively, the Executive Air Purchase Agreement, the GAH Purchase Agreement, the Eagle Aviation Purchase Agreement, the Amports Purchase Agreement, the Trajen Purchase Agreement and the Supermarine Purchase Agreements, each as defined in Schedule A-3 to this Agreement.

“Acquisitions” means the acquisition by Macquarie FBO Holdings LLC or any of its Affiliates of the Businesses pursuant to the Acquisition Documents.

“ACS” means Aviation Contract Services, Inc., a California corporation.

“Actual Knowledge” means, (i) as used in Sections 4.1 and 4.2 of this Agreement, the earlier of actual knowledge of, or receipt of written notice by, any Responsible Officer of the Borrower, and (ii) as used in any other section of this Agreement or any other Loan Document, with respect to any Person, the earlier of actual knowledge of, or receipt of written notice by, any Responsible Officer of such Person or, with respect to the operations of, or any other matters relating to, an FBO operated by a Subsidiary of the Borrower, the General Manager of such FBO.

“Administrative Agent” means Mizuho Corporate Bank, Ltd., in its capacity as administrative agent for the Lenders under the Loan Documents, and any successor administrative agent appointed pursuant to the terms of this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of a particular Person means, at any time, (a) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of securities having ordinary voting power for the election of directors or other members of the governing body of a corporation or other Person, or 10% or more of any partnership or other ownership interests of any other Person. For purposes of this definition, “control” when used with respect to any particular Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise, and the terms “controlling” “controlled by” and “under common control with” have meanings correlative to the foregoing; provided, however, that under no circumstances shall the Administrative Agent or the Collateral Agent be considered to be an Affiliate of any Person solely because any Transaction Document contemplates that any of them may request or act at the instruction of any such Person or such Person’s Affiliate. For purposes of Section 10.4(b)(i)(A) of this Agreement and the proviso to the definition of “Eligible Assignee”, a Borrower's Affiliate shall include any manager of Macquarie Infrastructure Company Trust and any Affiliate thereof.

“Agreement” has the meaning specified in the preamble hereto.

“Airport Authority” means any governmental or airport authority party to a Material Contract.

“Amendment Closing Date” is defined in the Waiver and Amendment.

“Amendment Fees” means the amendment fees payable by the Borrower to the lenders party to the Original Loan Agreement that have consented to the transactions contemplated by this Agreement, in amounts as set forth in fee letters separately agreed to between MIC and each of the Lead Arrangers and the Co-Lead Arranger.

“Amports” means American Port Services, Inc., a Delaware corporation.

“Amports Acquisition” means the consummation of the purchase of all of the outstanding Equity Securities of Amports by Macquarie Aviation North America Inc. and Macquarie Aviation North America 2 Inc. pursuant to the Amports Purchase Agreement (as defined in Schedule A-3 hereto).

“Applicable Leverage Ratio” means, as of the Calculation Date for any fiscal quarter occurring during the periods set forth below, the following Leverage Ratios:

Fiscal Quarters During the Period:	Leverage Ratio
From the third (3rd) anniversary of the Refinancing Term Loan Disbursement Date to but excluding the fourth (4th) anniversary of the Refinancing Term Loan Disbursement Date:	5.50 to 1.00
From the fourth (4th) anniversary of the Refinancing Term Loan Disbursement Date to but excluding the date that is six (6) months prior to the Maturity Date:	5.00 to 1.00
From the date that is six (6) months prior to the Maturity Date through payment in full of the Loans:	4.50 to 1.00

“Applicable Margin” means, for each day with respect to a Term Loan or LIBOR Revolving Loan, as applicable, the following rates per annum:

Period	Margin (per annum)
From and including the Refinancing Term Loan Disbursement Date to but excluding the third (3rd) anniversary of the Refinancing Term Loan Disbursement Date:	1.75%
From and including the third (3rd) anniversary of the Refinancing Term Loan Disbursement Date until the Maturity Date or the Revolving Loan Commitment Termination Date, as applicable:	2.00%

“Applicable Minimum EBITDA” means, as of a Calculation Date occurring during the fiscal years specified below, the following EBITDA values calculated for the twelve (12) month period ending on such Calculation Date:

Fiscal Year	Minimum EBITDA before Supermarine Acquisition Term Loan Disbursement Date	Minimum EBITDA after Supermarine Acquisition Term Loan Disbursement Date
2005	$40,100,000	$40,100,000
2006	$66,900,000	$66,900,000
2007	$71,900,000	$78,160,000
2008	$77,500,000	$84,100,000

“Applicable Percentage” means, at any time, an amount expressed as a percentage equal to a Financing Party’s Outstanding Exposure divided by the aggregate then Outstanding Exposure of all Financing Parties.

“Assignment and Assumption” means an Assignment and Assumption in the form of Exhibit G or any other form approved by the Administrative Agent.

“Available Commitment” means, as to a Lender, at any time, an amount equal to its Available Term Loan Commitment and/or Available Revolving Loan Commitment.

“Available Revolving Loan Commitment” means, at any time, an amount equal to the excess, if any, of (a) the amount of the Revolving Loan Lender’s Revolving Loan Commitment, minus (b) the aggregate principal amount of all Revolving Loans made by the Revolving Loan Lender prior to such time, minus (c) the aggregate outstanding Letter of Credit Usage, minus (c) any portion of the Revolving Loan Commitment terminated pursuant to Section 2.7 of this Agreement.

“Available Term Loan Commitment” means, as to any Term Loan Lender, the Available Refinancing Term Loan Commitment, the Available Trajen Acquisition Term Loan Commitment and the Available Supermarine Acquisition Term Loan Commitment, as applicable.

“Available Refinancing Term Loan Commitment” means, as to any Term Loan Lender, at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s aggregate Refinancing Term Loan Commitment, minus (b) the aggregate principal amount of all Refinancing Term Loans made by such Lender prior to such time, minus (c) any portion of the Refinancing Term Loan Commitment of such Lender terminated pursuant to Section 2.7 of this Agreement.

“Available Supermarine Acquisition Term Loan Commitment” means, as to any Term Loan Lender, at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s aggregate Supermarine Acquisition Term Loan Commitment, minus (b) the aggregate principal amount of all Supermarine Acquisition Term Loans made by such Lender prior to such time, minus (c) any portion of the Supermarine Acquisition Term Loan Commitment of such Lender terminated pursuant to Section 2.7 of this Agreement.

“Available Trajen Acquisition Term Loan Commitment” means, as to any Term Loan Lender, at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s aggregate Trajen Acquisition Term Loan Commitment, minus (b) the aggregate principal amount of all Trajen Acquisition Term Loans made by such Lender prior to such time, minus (c) any portion of the Trajen Acquisition Term Loan Commitment of such Lender terminated pursuant to Section 2.7 of this Agreement.

“Backward Debt Service Coverage Ratio” means, on each Calculation Date commencing with the Calculation Date for the first full quarter ending after the Refinancing Term Loan Disbursement Date, the Debt Service Coverage Ratio for the Calculation Period ending on that Calculation Date.

“Bankruptcy Proceeding" means (a) any voluntary or involuntary case or proceeding under title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time and any successor statute, (b) any other voluntary or involuntary insolvency, reorganization, bankruptcy, receivership, liquidation, reorganization, moratorium or other similar case or proceeding, (c) any liquidation, dissolution, or winding up of the Borrower, or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Borrower.

“Base Case Projections” means the final financial projections for the Borrower and its Subsidiaries on a consolidated basis, as revised from time to time and as set forth in the computer model prepared by the Borrower and delivered to the Administrative Agent immediately prior to the Refinancing Term Loan Disbursement Date, the Trajen Acquisition Term Loan Disbursement Date and the Supermarine Acquisition Term Loan Disbursement Date, as the case may be.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate or (b) the Federal Funds Rate in effect on such day plus ½ of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means any Loan with respect to which the applicable rate of interest is based upon the Base Rate.

“Base Rate Revolving Loans” means, at any time, a Revolving Loan bearing interest as provided in Section 2.3(a) of this Agreement.

“Borrower” means Atlantic Aviation FBO Inc., a Delaware corporation (formerly known as North America Capital Holding Company).

“Borrowing” means a borrowing consisting of Term Loans or Revolving Loans made by the applicable Lenders pursuant to this Agreement.

“Borrowing Request” means a Term Loan Borrowing Request or a Revolving Loan Borrowing Request.

“Businesses” or “Business” means the airport services businesses or any part thereof owned by the Borrower and operated by its Subsidiaries pursuant to the FBO Leases, the Management Contracts and the Heliport Contract.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Date” means each March 31, June 30, September 30 and December 31, occurring on or after the Refinancing Term Loan Disbursement Date.

“Calculation Period” means a period of twelve (12) months.

“Capital Lease” means any lease which in accordance with GAAP is required to be capitalized on the balance sheet of the Borrower, and the amount of these obligations shall be the amount so capitalized.

“Cash Available for Distribution” means, as of the last day of each fiscal quarter of the Borrower, (a) Excess Cash Flow as of such date less (b) any mandatory prepayments required to be paid from Excess Cash Flow.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Revolving Loan Lender, as collateral for the Obligations, cash or deposit account balances in an amount equal to the Letter of Credit Obligations pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Revolving Loan Lender). Derivatives of such term shall have a corresponding meaning.

“Cash Equivalents” means:

(a) Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(b) Certificates of deposit maturing within one year from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender; provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.;

(c) Open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof, provided such commercial paper is rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.; and

(d) Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender; provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc., (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 3.4(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means the occurrence of any of the following: (a) any reorganization, merger or consolidation of the Borrower with one or more Persons where the Borrower is not the surviving entity, other than any such transaction where (i) the outstanding voting securities of the Borrower are changed into or exchanged for voting securities of the surviving entity and (ii) the Persons who were the beneficial owners of the Borrower's voting securities immediately prior to such transaction beneficially own immediately after such transaction all of the outstanding voting power of the surviving entity; or (b) Macquarie Bank Limited, any of its Affiliates (within the meaning of clause (a) of the definition thereof) or any fund or entity managed directly or indirectly by Macquarie Bank Limited or any such Affiliate, shall fail to own, directly or indirectly, the lesser of (i) at least 51% of the Equity Securities of the Borrower and (ii) such number of Equity Securities of the Borrower as is necessary to elect a majority of the board of directors (or other governing board) of the Borrower.

“Closing Date” means the date of signing of this Agreement.

“Collateral” means all Property of the Borrower and its Subsidiaries now owned or hereafter acquired, except for those assets that, in the Administrative Agent’s reasonable opinion, have a value that is insignificant in relation to the cost of perfection, or for which any required consent from an Airport Authority cannot be obtained after reasonable efforts by the Borrower.

“Collateral Agency Agreement” means the Collateral Agency and Account Agreement, dated as of December 12, 2005, among the Borrower, the Administrative Agent and the Collateral Agent.

“Collateral Agent” means The Bank of New York, a New York banking corporation, in its capacity as collateral agent under the Collateral Agency Agreement, or any Person appointed to replace such Person with the authority to exercise and perform the rights and duties of the Collateral Agent under the Security Documents.

“Commitment” means, with respect to (i) any Term Loan Lender, the Refinancing Term Loan Commitment, the Trajen Acquisition Term Loan Commitment and the Supermarine Acquisition Term Loan Commitment of such Term Loan Lender, and (ii) the Revolving Loan Lender, the Revolving Loan Commitment.

“Commitment Period” means, (i) with respect to the Term Loan Commitments, the Term Loan Commitment Period; and (ii) with respect to the Revolving Loan Commitment, the Revolving Loan Commitment Period.

“Concentration Account” means the concentration account (account no. 2000003397925) held by Executive Air Support, Inc. in its name at Wachovia Bank, N.A.

“Contractual Obligation” of any Person means, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its Property is bound.

“Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement, dated as of December 12, 2005, by and among the Borrower, the Subsidiaries of the Borrower party thereto, and the Administrative Agent.

“Co-Lead Arranger” means Macquarie Bank Limited, in its capacity as co-lead arranger pursuant to this Agreement.

“Debt Service Coverage Ratio” means, without duplication, for any Calculation Period the ratio of (a) Net Cash Flow for such Calculation Period to (b) the sum of all Mandatory Debt Service for such Calculation Period (or such other sum for the calculation of Mandatory Debt Service as may be applicable pursuant to the proviso to the definition of Mandatory Debt Service).

“Debt Service Reserve Account” means the “Debt Service Reserve Account” established and created in the name of the Collateral Agent pursuant to Section 5.01 of the Collateral Agency Agreement.

“Debt Service Reserve Letter of Credit” means an irrevocable letter of credit, in form and substance satisfactory to the Administrative Agent, issued by an Acceptable Issuer in favor of the Collateral Agent as beneficiary for the benefit of the Secured Parties securing all or any portion of the Debt Service Reserve Required Balance.

“Debt Service Reserve Required Balance” means, as of the end of each fiscal quarter of the Borrower, an amount equal to Mandatory Debt Service projected to become due during the next succeeding six (6) months, as calculated by the Administrative Agent.

“Default” means any event or occurrence, which, with the passage of time or the giving of notice or both, would become an Event of Default.

“Disbursement Date" means the Refinancing Term Loan Disbursement Date, the Trajen Acquisition Term Loan Disbursement Date, the Supermarine Acquisition Term Loan Disbursement Date or any other date upon which a disbursement of Loans is made upon the satisfaction of the applicable conditions set forth in Article IV of this Agreement.

“Distribution Account” means the “Distribution Account” established and created in the name of the Collateral Agent pursuant to Section 5.01 of the Collateral Agency Agreement.

“Distributions” means dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of any of the Borrower or its Subsidiaries or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as “phantom stock” payments, where the amount is calculated with reference to the fair market or equity value of any such Loan Party), but excluding dividends payable solely in shares of common stock of any such Loan Party.

“Dollars” or the sign “$” means United States dollars or other lawful currency of the United States.

“Drawing” means any drawing made by the beneficiary under any Letter of Credit.

“Eagle Aviation” means Eagle Aviation Resources, Ltd., a Nevada limited liability company.

“Eagle Aviation Acquisition” means the consummation of the purchase of all of the outstanding Equity Securities of Eagle Aviation by the Investor pursuant to the Eagle Aviation Purchase Agreement (as defined in Schedule A-3 hereto).

“EBITDA” means, for any period, the consolidated Net Income after tax of the Borrower and its Subsidiaries for such period, plus the sum of the following items of the Loan Parties determined on a consolidated basis: (a) Interest Expense for such period, (b) depreciation and amortization for such period, (c)  income tax expense for such period, (d) non-cash expenses allocated to the Borrower by MIC, (e) payments to employees of the Borrower and its Subsidiaries under any employee phantom stock ownership plan, (f) all unusual and non-recurring fees and expenses incurred during any such period relating to the General Aviation Acquisition, the Eagle Aviation Acquisition, the Trajen Acquisition and the Supermarine Acquisition, and (g) amounts paid by the Supermarine Companies as management fees to American Airport Corporation, in each instance to the extent deducted in the determination of Net Income after tax and in each case as determined in accordance with GAAP; provided that such items relating to GAH, Eagle Aviation, Trajen and each Supermarine Company on a consolidated basis for the twelve-month period preceding the date of determination shall be included in such calculation without regard as to whether GAH, Eagle Aviation, Trajen or each Supermarine Company, as applicable, was a Loan Party during such period.

“EBITDA Test Period” means the period commencing on the Refinancing Term Loan Disbursement Date through December 31, 2008.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any State thereof; (b) a commercial bank organized under the laws of any other country; (c) a finance company, insurance company or other financial institution, or (d) a fund which is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business; provided that “Eligible Assignee” shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

“Employee Benefit Plan” means any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by any Loan Party or any ERISA Affiliate, other than a Multiemployer Plan.

“Enforcement Action” means any action, whether by judicial proceedings or otherwise, to enforce any of the rights and remedies granted pursuant to the Security Documents against the Collateral or the Borrower during the continuance of an Event of Default.

“Environmental Claims” means any notice, claim or demand (collectively, a “claim”) by any person alleging or asserting liability for investigatory costs, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties related to (i) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned by the person against whom such claim is made, or (ii) any violation of, or alleged violation of, or liability arising under any Environmental Law. The term “Environmental Claim” shall include any claim by any person or Governmental Authority for investigation, enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief under any Environmental Law.

“Environmental Consultant” means Environmental Strategies Consulting, or any other firm reasonably acceptable to the Borrower as the Administrative Agent shall designate.

“Environmental Damages” means all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses, including costs of investigation, remediation, defense, settlement and reasonable attorneys’ fees and consultants’ fees, that are incurred at any time as a result of the existence of any Hazardous Materials upon, about or beneath any real property owned by any of the Borrower or its Subsidiaries or migrating or threatening to migrate to or from any such real property, or arising from any investigation or proceeding in which any such Loan Party is alleged to be liable for the release or threatened release of Hazardous Materials or for any violation of Environmental Laws.

“Environmental Laws” means the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all other Governmental Rules relating to environmental, health, safety and land use matters, including all Governmental Rules pertaining to, or establishing liability in connection with, the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (i) after December 26, 2004, any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the IRC or, solely for purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414 of the IRC, and (ii) prior to December 27, 2004, the Borrower and its Subsidiaries.

“Event of Default” means any of the events specified in Section 7.1 of this Agreement.

“Event of Loss” means (a) any loss or destruction of, damage to or casualty relating to all or any part of the Property of the Borrower or any of its Subsidiaries, including any loss or destruction of, damage to, or other casualty relating to hangars and ancillary facilities owned or leased by any such Loan Party and located at the FBOs; or (b) any condemnation or other taking (including by eminent domain) of all or any part of such Property.

“Excess Cash Flow” means, as of the last day of each fiscal quarter of the Borrower, aggregate cash, Cash Equivalents and Permitted Investments of the Borrower and its Subsidiaries as of the close of business on such date (but excluding any amounts on deposit in the Debt Service Reserve Account, the Loss Proceeds Account, the Special Reserve Account or the Distribution Account), less a prudent amount of reserve funds as reasonably determined by the Borrower to cover Operating Costs and Mandatory Debt Service which are anticipated to become due and payable during the following fiscal quarter after taking into account Operating Revenues which are reasonably anticipated to be received and available for such payment obligations during such period and less any additional amounts projected to be required to be deposited to the Debt Service Reserve Account during such period.

“Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (a) income, franchise or similar taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or by any jurisdiction as a result of a connection between the Administrative Agent, such Lender or such other recipient of any payment and such jurisdiction (other than a connection resulting solely from negotiating, executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement, any Note or any other Loan Document), or any taxes attributable to a Lender’s failure to comply with Section 3.1(g), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.6(b) of this Agreement), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 3.1(e) of this Agreement, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.1(a) of this Agreement.

“Executive” means Executive Air Support, Inc., a Delaware corporation.

“Executive Air Acquisition” means the consummation of the purchase of all of the outstanding Equity Securities of Executive Air pursuant to the Executive Air Purchase Agreement (as defined in Schedule A-3 hereto).

“Executive Intellectual Property Security Agreement” means that certain Security Agreement (Intellectual Property), dated as of December 12, 2005, among Executive, the Collateral Agent, and the Administrative Agent.

“Existing Swaps” means the Hedging Transactions entered into by the Borrower in connection with Indebtedness incurred prior to the Closing Date by NACH and MANA that are being refinanced by the Term Loans.

“Expansion Capital Expenditures” means expenditures (other than for a Restoration or repair, replacement and maintenance in the ordinary course of business) made in connection with the acquisition by the Borrower of any FBOs after the Closing Date, or the construction of new hangar facilities on the FBO locations or other major new facilities, including capital expenditures required to be undertaken under any of the FBO Leases, the Management Contracts or the Heliport Contract.

“FBO” means fixed base operation.

“FBO Leases” means, collectively, the leases or use agreements with or on behalf of the relevant Airport Authorities, and other real property leases and related agreements with the relevant Airport Authorities associated therewith, relating to the fixed base operations of the Subsidiaries of the Borrower, as set forth in Schedule A-1.

"Federal Funds Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for such next succeeding Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means certain fee letter agreements entered into between the Borrower and the Lead Arrangers, the Administrative Agent and the Issuing Bank, which Fee Letters are the agreements referred to in Section 2.9(d) of this Agreement.

“Financial Statements” means, with respect to any accounting period for any Person, statements of income, retained earnings, shareholders’ equity or partners’ capital and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audited Financial Statements, all prepared in reasonable detail and in accordance with GAAP.

“Financing Parties” means, collectively, the Administrative Agent, the Lenders, individually, and acting by and through the Administrative Agent, the Issuing Bank and the Hedging Banks.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Forward Debt Service Coverage Ratio” means, on any Calculation Date, the projected Debt Service Coverage Ratio for the Calculation Period commencing on the day immediately following that Calculation Date.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“GAH” means General Aviation Holdings LLC, a Delaware limited liability company and the direct parent company of the Newport FBO Two LLC, a Delaware limited liability company, and Palm Springs FBO Two LLC, a Delaware limited liability company.

“General Aviation Acquisition” means the consummation of the purchase of all of the outstanding Equity Securities of GAH by NACH pursuant to the GAH Purchase Agreement (as defined in Schedule A-3 hereto).

“Governmental Authority” means any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any other entity exercising executive, legislative, judicial, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any permit, license, registration, approval, finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority, including siting and operating permits and licenses and any of the foregoing under any applicable Environmental Law.

“Governmental Charges” means, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its Property or otherwise payable by such Person.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, Governmental Authorization guidelines, policy or similar form of decision of any Governmental Authority.

“Guarantee Obligations” means, for any Person, without duplication, any financial obligation, contingent or otherwise, of such Person guaranteeing or otherwise supporting any Indebtedness or other obligation for borrowed money of any other Person in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purposes of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital, available cash or other financial statement condition or the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) to provide equity capital under or in respect of equity subscription arrangements to pay such Indebtedness (to the extent that such obligation to provide equity capital does not otherwise constitute Indebtedness), or (v) to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor. The amount of any Guarantee Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or, if not stated or if indeterminable, the maximum liability in respect thereof.

“Guarantor” means each now-existing or hereafter acquired or created direct or indirect Subsidiary of the Borrower.

“Hazardous Materials” means all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, polychlorinated biphenyls and all materials, substances and wastes which are classified or regulated as “hazardous,” “toxic” or similar descriptions under any Environmental Law; provided that for purposes of this Agreement, “Hazardous Materials” shall not include commercially reasonable amounts of such materials used in the ordinary course of the Loan Parties’ businesses in accordance with applicable Environmental Laws.

“Hedging Agreement” means any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hedging Banks” means The Governor and Company of the Bank of Ireland, Bayerische Landesbank and Macquarie Bank Limited, and their respective successors and assigns, as counterparties under the Hedging Agreements entered into pursuant to Section 4.1(e) and Section 4.3(g) of this Agreement.

“Hedging Obligations” means, collectively, the payment of (a) all scheduled amounts payable to the Hedging Banks by the Borrower, as the fixed-rate payor, under any Hedging Agreements (including interest accruing after the date of any filing by the Borrower of any petition in bankruptcy or the commencement of any bankruptcy, insolvency or similar proceeding with respect to the Borrower), net of all scheduled amounts payable to the Borrower by such Hedging Banks as floating-rate payor, and (b) all other indebtedness, fees, indemnities and other amounts payable by the Borrower to the Hedging Banks under such Hedging Agreements; provided that Hedging Obligations shall not include Hedging Termination Obligations.

“Hedging Termination Obligations” means the aggregate amount of (i) Hedging Obligations payable to the Hedging Banks by the Borrower, as the fixed rate payor, upon the early unwind of all or a portion of any Hedging Agreement, net of all amounts payable to the Borrower by such Hedging Banks, as floating-rate payor thereunder, plus (ii) any penalty payments or other payments in the form of unwind fees payable in connection with an early unwind.

“Hedging Transaction” means any interest rate protection agreement, interest rate swap transaction, interest rate “cap” or “collar” transaction, interest rate future, interest rate option or hedging transaction.

“Heliport Contract” means the Operations Agreement, dated October 17, 1997, between the New York City Economic Development Corporation and Amports, as listed on Schedule A-2 of this Agreement.

“Indebtedness” of any Person means (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all Capital Leases of such Person, (vi) all obligations, contingent or otherwise, of such Person under acceptances issued or created for the account of such Person, (vii) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such Person or any warrants, rights or options to acquire such capital stock or other equity interests, (viii) all Hedging Obligations, (ix) all obligations of such Person, other than trade payables incurred in the ordinary course of business, upon which interest charges are customarily paid, (x) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person, (xi) all Guarantee Obligations of such Person in respect of obligations of other Persons of the types referred to in clauses (i) through (x) above; and (xii) all Indebtedness of the type referred to in clauses (i) through (xi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided that Indebtedness shall not include any indemnity obligations arising out of a breach of customary representations and warranties made by the Borrower or any Subsidiary of the Borrower in favor of the purchaser of the Management Contracts Business in the applicable purchase and sale agreement. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent such Indebtedness is expressly non-recourse to such Person.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.3(b) of this Agreement.

“Initial Lenders” means, collectively, the Lead Arrangers and the Co-Lead Arranger.

“Insurance Consultant” means Moore-McNeil, LLC, or any other firm reasonably acceptable to the Borrower as the Administrative Agent shall designate.

“Interest Expense” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), all interest, fees, charges and related expenses payable during such period to any Person in connection with Indebtedness or the deferred purchase price of assets that is treated as interest in accordance with GAAP, including the portion of rent actually paid during such period under Capital Leases that should be treated as interest in accordance with GAAP, and the net amounts payable (or minus the net amounts receivable) under Hedging Agreements accrued during such period (whether or not actually paid or received during such period).

“Interest Payment Date” means (i) with respect to any LIBOR Revolving Loan or Term Loan, the last day of each Interest Period applicable to such Loan; provided that with respect to Loans with a six-month Interest Period, the date that falls three months after the beginning of such Interest Period shall also be an Interest Payment Date; and (ii) with respect to any Base Rate Loan, the last day of each March, June, September and December.

“Interest Period” means, with respect to the Term Loan, (a) initially the period commencing on the date of the Borrowing of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter and (b) thereafter, each period commencing on the last day of the preceding Interest Period and ending the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, in each case as selected by the Borrower or otherwise determined in accordance with Section 2.4 of this Agreement; provided that:

(x)  any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(y)  any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(z)  for any Interest Period which begins on the last Business Day of a calendar quarter, the Borrower may elect to have the three-month interest period end on the last Business day of the next succeeding quarter.

“Inventory” means, at any time, all of the goods, merchandise and other personal property of the Borrower and its Subsidiaries, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in progress, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Parties’ business or used in connection with the manufacture, selling or finishing of such goods, merchandise and other personal property, net of any charges or deductions for any goods, merchandise and other personal property that is obsolete or unmerchantable, as determined by reference to the most recent monthly operating report of the Borrower and its Subsidiaries.

“Investment” of any Person means any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving, travel expenses, and other business expenses drawing accounts and similar expenditures in the ordinary course of business consistent with past practice), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including any Guarantee Obligations of such Person and any Guarantee Obligations of such Person of the types described in clause (x) of the definition of “Indebtedness” on behalf of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person which are current assets and arose from sales of inventory in the ordinary course of such Person’s business consistent with past practice, or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business consistent with past practice.

“Investor” means Macquarie FBO Holdings LLC, a Delaware limited liability company, and its successors or assigns.

“IRC” means the Internal Revenue Code of 1986.

“Issuing Bank” means Mizuho Corporate Bank, Ltd., and any permitted successor thereto.

“L/C Issuer Event” means, with respect to any issuer of a Debt Service Reserve Letter of Credit for any portion of the Debt Service Reserve Required Balance, any determination by a Nationally Recognized Rating Agency that results in such issuer ceasing to be an Acceptable Issuer.

“Lead Arrangers” means, collectively, The Governor and Company of the Bank of Ireland, Mizuho Corporate Bank, Ltd., and Bayerische Landesbank, New York Branch, in their capacity as the lead arrangers pursuant to this Agreement.

“Legal Requirement” means, as to any Person (a) the articles or certificate of incorporation or articles of organization and by-laws, partnership agreement, operating agreement or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any Governmental Authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Lenders” has the meaning set forth in the preamble of this Agreement.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.13 of this Agreement.

“Letter of Credit Expiration Date” means the day that is one (1) Business Day prior to the Maturity Date.

“Letter of Credit Facility” means the facility made available for the benefit of the Borrower or any Subsidiary of the Borrower under Section 2.13 of this Agreement in relation to the Letters of Credit.

“Letter of Credit Obligations” means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit.

“Letter of Credit Sublimit” means an amount equal to the Total Revolving Loan Commitment. The Letter of Credit Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.

“Letter of Credit Usage” means, as of any date, the aggregate undrawn face amount of the outstanding Letters of Credit plus the aggregate amount of all Drawings under the Letters of Credit honored by the Issuing Bank and either not reimbursed to the Issuing Bank by the Borrower or converted into Loans.

“Leverage Ratio” means, as of each date of determination, the ratio of (a) Total Funded Debt as of the last day of the fiscal quarter then ended to (b) EBITDA for the twelve month period ending on such date.

“Leverage Ratio Test Period” means the period commencing on the date that is the third (3rd) anniversary of the Refinancing Term Loan Disbursement Date through the date on which the Loans have been paid in full.

“LIBOR” means, for any Interest Period with respect to a Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; provided that in the case of any Interest Period that has a term which is not equivalent to any of the terms for which rates appear on such page, the Administrative Agent shall determine a rate using the linear interpolation of the rates appearing on such page for the next shorter and next longer time periods; or

(b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent (after consultation with the Borrower and the Lenders) to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; provided that in the case of any Interest Period that has a term which is not equivalent to any of the terms for which rates appear on such page, the Administrative Agent shall determine a rate using the linear interpolation of the rates appearing on such page for the next shorter and next longer time periods; or

(c) in the event the rates referenced in the preceding subsections (a) and (b) are not available (including by reason of either such page or service not displaying a rate for a term equivalent to the Interest Period selected by the Borrower), the rate per annum determined by the Administrative Agent as the rate of interest at which dollar deposits (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Loan and with a term equivalent to such Interest Period would be offered by its London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“LIBOR Loan” means any Loan with respect to which the applicable rate of interest is based upon LIBOR.

“LIBOR Revolving Loans” means, at any time, a Revolving Loan bearing interest as provided in Section 2.3(a) of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, mandatory deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement of any kind or nature whatsoever, including any sale-leaseback arrangement, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable Legal Requirement.

“Loan” means any of the Loans.

“Loan Documents” means this Agreement, any Notes, each Subsidiary Guaranty and any joinder agreements with respect thereto, the Security Documents and any joinder agreements with respect thereto, each Letter of Credit, the Hedging Agreements entered into between the Borrower and a Hedging Bank for a Hedging Transaction in accordance with Section 6.1(l) of this Agreement, each fee agreement referred to in Section 2.9 of this Agreement, all other documents, instruments and agreements entered into with the Administrative Agent or any Lender pursuant to Section 4.1 of this Agreement, and all other documents, instruments and agreements entered into by any Loan Party with the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document on or after the Closing Date.

“Loan Parties” means, collectively, the Borrower, the Investor and the Guarantors (severally, a “Loan Party”).

“Loans” means, collectively, the Term Loans and the Revolving Loans.

"Lock-up Event" means the failure to achieve the Applicable Minimum EBITDA.

“Lock-up Period” means, with respect to any Lock-up Event, the period commencing on the Calculation Date as of which such Lock-up Event has occurred to and including the Calculation Date occurring at the end of the following two (2) succeeding fiscal quarters.

“Loss Proceeds Account” means the “Loss Proceeds Account” established and created in the name of the Collateral Agent pursuant to Section 5.01 of the Collateral Agency Agreement.

“MANA” means Macquarie Airports North America Inc., a Delaware corporation.

“Management Contracts” means, collectively, the management contracts with the relevant Airport Authorities, as set forth in Schedule A-2.

“Management Contracts Business” means the businesses and related operations under the Management Contracts currently operated by certain Subsidiaries of the Borrower.

“Mandatory Debt Service” means, for any Calculation Period, the sum of the following amounts payable during such period: (a) all interest on the Loans, (c) all commitment and agency fees payable by the Borrower, and (c) any periodic scheduled payments constituting Hedging Obligations payable by the Borrower (or less amounts payable to the Borrower); provided that for purposes of calculating the Backward Debt Service Coverage Ratio for any period of four fiscal quarters of the Borrower ending on any date specified below, Mandatory Debt Service shall be calculated as follows:

(i)   as of the end of the first fiscal quarter of the Borrower ending after the Refinancing Term Loan Disbursement Date (the “Initial Fiscal Quarter”), by multiplying (A) Mandatory Debt Service for the Initial Fiscal Quarter (but including only one-fourth of the annual agency fee paid to the Administrative Agent on the Refinancing Term Loan Disbursement Date) multiplied by a fraction the numerator of which is the number of days in the Initial Fiscal Quarter and the denominator of which is the number of days from the Refinancing Term Loan Disbursement Date through the last day of the Initial Fiscal Quarter (such sum, the “Adjusted Mandatory Debt Service for the Initial Fiscal Quarter”), by (B) four;

(ii)   as of the end of the next succeeding fiscal quarter of the Borrower (the “Second Fiscal Quarter”), by multiplying (A) the sum of (1) the Adjusted Mandatory Debt Service for the Initial Fiscal Quarter, plus (2) Mandatory Debt Service for the Second Fiscal Quarter, by (B) two;

(iii)   as of the end of the next succeeding fiscal quarter of the Borrower (the “Third Fiscal Quarter”), by multiplying (A) the sum of (1) the Adjusted Mandatory Debt Service for the Initial Fiscal Quarter, plus (2) Mandatory Debt Service for the Second Fiscal Quarter, plus (3) Mandatory Debt Service for the Third Fiscal Quarter, by (B) four-thirds; and

(iv)   as of the end of the next succeeding fiscal quarter of the Borrower (the “Fourth Fiscal Quarter”), Mandatory Debt Service for the four fiscal quarters then ended shall be the sum of (A) the Adjusted Mandatory Debt Service for the Initial Fiscal Quarter, plus (B) Mandatory Debt Service for the Second Fiscal Quarter, plus (C) Mandatory Debt Service for the Third Fiscal Quarter, plus (D) Mandatory Debt Service for the Fourth Fiscal Quarter.

“Margin Stock” has the meaning given to that term in Regulation U issued by the Federal Reserve Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, financial condition or liabilities of the Borrower and its Subsidiaries, taken as a whole; (b) the ability of the Borrower and its Subsidiaries taken as a whole to pay or perform any of their material obligations under any of the Loan Documents; (c) the rights and remedies of the Administrative Agent or any Lender under this Agreement, the other Loan Documents or any related document, instrument or agreement; (d) the value of the Collateral taken as a whole, the Administrative Agent’s or any Lender’s security interest in the Collateral or the perfection or priority of such security interests, or (e) the validity of any of the Loan Documents.

“Material Contract Right” means any right or interest of the Borrower or any of its Subsidiaries under a Material Contract.

“Material Contracts” means, collectively, each of the material agreements and contracts pertaining to the Businesses set forth in Schedule A-3, including each of the FBO Leases, each of the Management Contracts, the Heliport Contract and each of the Acquisition Documents; provided that the FBO Leases for the FBO operations at New Orleans Lakefront Airport listed as items 15 and 16 on Schedule A-1 shall be deemed not to be Material Contracts.

“Material Documents” has the meaning specified in Section 6.2(m) of this Agreement.

“Material Loss” means any Event of Loss the Restoration of which is reasonably estimated by the Borrower to cost more than $500,000.

“Maturity Date” means the date that is five (5) years after the Closing Date (as defined in the Original Loan Agreement); provided that if such date is a day other than a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Release Percentage” means 5%.

“MIC” means Macquarie Infrastructure Company Inc., a Delaware corporation.

“Model Auditor” means Mercer Finance and Risk Consulting a division of Mercer Human Resource Consulting Pty Ltd. or any other firm reasonably acceptable to the Borrower as the Administrative Agent shall designate.

“Monthly Funds Transfer Date” means the last Business Day of each calendar month.

“Moody’s” means Moody’s Investor Service, Inc. and any successor thereto which is a nationally recognized rating agency.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA to which a Loan Party or ERISA Affiliate contributes or has an obligation to contribute.

“NACH” means North America Capital Holding Company, a Delaware company.

“Nationally Recognized Rating Agency” means Standard & Poor’s Rating Group, Moody’s Investors Services, Inc., Fitch or another national debt rating agency approved by the Administrative Agent.

“Net Asset Disposition Proceeds” means, with respect to any sale or series of related sales of any Property by any of the Borrower or its Subsidiaries (including the direct or indirect sale of any stock or other Equity Securities of any such Loan Party other than the Borrower), other than any sale permitted by Section 6.2(c) of this Agreement, the aggregate consideration received by such Person from such sale less the sum of (a) the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person and (b) the reasonable legal expenses and other costs and expenses, including taxes payable, directly related to such sale that are to be paid by such Person.

“Net Cash Flow” means, in respect of any period, (a) aggregate Operating Revenues received during such period, plus (b) aggregate equity contributions received by the Borrower from the Investor during such period not used to pay for Expansion Capital Expenditures or for any unusual and non-recurring fees and expenses incurred during any such period relating to the integration of businesses resulting from the General Aviation Acquisition, the Eagle Aviation Acquisition, the Trajen Acquisition and the Supermarine Acquisition, in each instance to the extent deducted in the determination of Net Income after tax and in each case as determined in accordance with GAAP, less (c) the Operating Costs paid during such period.

“Net Condemnation Proceeds” means an amount equal to: (a) any cash payments or proceeds received by a Loan Party as a result of any condemnation or other taking or temporary or permanent requisition of any Property, any interest therein or right appurtenant thereto, or any change of grade affecting any Property, as the result of the exercise of any right of condemnation or eminent domain by a Governmental Authority (including a transfer to a Governmental Authority in lieu or anticipation of a condemnation), minus (b) (i) any actual and reasonable costs incurred by a Loan Party in connection with any such condemnation or taking (including reasonable fees and expenses of counsel), and (ii) provisions for all taxes payable as a result of such condemnation.

“Net Debt Proceeds” means, with respect to any issuance or incurrence of any Indebtedness by any of the Borrower or its Subsidiaries, the aggregate consideration actually received by such Person from such sale or issuance less the sum of (a) the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person and (b) the reasonable legal expenses and other reasonable costs and expenses directly related to such issuance or incurrence that are to be paid by such Person.

“Net Equity Proceeds” means, with respect to any issuance of Equity Securities by any of the Borrower or its Subsidiaries, the aggregate consideration actually received by such Person from such issuance less the sum of (a) the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person and (b) the reasonable legal expenses and other reasonable costs and expenses directly related to such issuance that are to be paid by such Person; provided that Net Equity Proceeds shall not include any of the following: (i) any capital contribution from any Loan Party in the form of Equity Securities or any issuance or sale of Equity Securities by any Subsidiary of the Borrower to the Borrower or any of the Borrower’s Subsidiaries; (ii) any sale or issuance by any Loan Party to directors, officers or employees of such Loan Party or any other Loan Party of Equity Securities in the form of warrants, options or similar rights to acquire any other Equity Securities of such Loan Party, or any sale or issuance of Equity Securities upon the exercise of any such warrants, options or similar rights; (iii) the issuance by any Loan Party of Equity Securities in connection with the formation of Subsidiaries pursuant to transactions otherwise permitted pursuant to Sections 6.2(d) and 6.2(e) of this Agreement; and (iv) the issuance of Equity Securities by the Borrower to the Investor.

“Net Income” means, with respect to any fiscal period, the net income of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, consistently applied.

“Net Insurance Proceeds” means an amount equal to: (a) any cash payments or proceeds received by any of the Borrower or its Subsidiaries under any casualty insurance policy in respect of a covered loss thereunder with respect to any Property, minus (b)(i) any actual costs incurred by such Loan Party in connection with the adjustment or settlement of any claims of such Loan Party in respect thereof (including reasonable fees and expenses of counsel), and (ii) provisions for all taxes payable as a result of such event.

“Non-Eligible FBO” means any of the FBOs located at the following airports: (i) Teterboro Airport in New Jersey; (ii) Chicago Midway Airport in Illinois; (iii) McCarran International Airport in Nevada; (iv) Philadelphia International Airport in Pennsylvania; (v) John Wayne Airport in Orange County, California; (vi) Louisville International Airport in Kentucky; (vii) Pittsburgh International Airport in Pennsylvania; (viii) Republic Airport in New York, (ix) Houston Hobby Airport in Texas; (x) Palm Springs Airport in California, (xi) Aspen/Pitken County Airport in Colorado, (xii) Kelly Air Force Base Airport in Texas, (xiii) Austin-Bergtrom International Airport in Texas, (xiv) Palwaukee Municipal Airport in Illinois, (xv) Wiley Post Airport in Oklahoma and (xvi) Santa Monica Airport in California.

“Note” means a promissory note issued by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C to this Agreement.

“Notice of Revolving Loan Conversion” means a request by the Borrower for a conversion of a Revolving Loan Borrowing in accordance with Section 2.2(c) of this Agreement.

“Obligations” means all obligations, liabilities and indebtedness of every nature of any Loan Party from time to time owing to any Secured Party under any Loan Document including (i) all principal, interest, and fees, (ii) all scheduled payments due to the Hedging Banks under the Hedging Obligations, (iii) any amounts (including insurance premiums, licensing fees, recording and filing fees, and Taxes) the Secured Parties expend on behalf of the Borrower because the Borrower fails to make any such payment when required under the terms of any Transaction Document, and (iv) all amounts required to be paid under any indemnification, cost reimbursement or similar provision.

“Operating Accounts” means the operating accounts described on Schedule 5.26 to this Agreement, and any additional or replacement accounts from time to time established and maintained by any of the Borrower or its Subsidiaries.

“Operating Costs” means, for any period, all actual cash costs incurred (including any capital expenditures made in connection with the Businesses except as expressly excluded below and any Taxes and cash provisions for any such Taxes) and paid by the Borrower and its Subsidiaries (determined on a consolidated basis by excluding any such payments from any of the Borrower or its Subsidiaries to another of the Borrower or any of its Subsidiaries) in connection with the operation of their respective businesses, but excluding (a) all Expansion Capital Expenditures funded with funds transferred from the Distribution Account, financed by Indebtedness permitted in accordance with Section 6.2(a)(iv) of this Agreement or funded by equity contributions made by the Investor, (b) all unusual and non-recurring fees and expenses incurred during any such period, funded with funds transferred from the Distribution Account, financed by Indebtedness permitted in accordance with Section 6.2(a)(iv) of this Agreement or funded by equity contributions made by the Investor, relating to the integration of businesses resulting from the General Aviation Acquisition, the Eagle Aviation Acquisition, the Trajen Acquisition and the Supermarine Acquisition, in each instance to the extent deducted in the determination of Net Income after tax and in each case as determined in accordance with GAAP, (c) all noncash charges, including, but not limited to, depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, (d) all payments of principal, of interest or of fees upon the Loans (whether or not constituting Mandatory Debt Service), (e) Investments, (f) Distributions, (g) all costs paid by Net Insurance Proceeds or other insurance proceeds (other than proceeds of any business interruption or anticipated loss in revenues insurance), and (h) payments to employees of the Borrower and its Subsidiaries under any employee phantom stock ownership plan; provided that such items relating to the FBO businesses of GAH, Eagle Aviation, Trajen or any Supermarine Company on a consolidated basis for the twelve-month period preceding the date of determination shall be included in such calculation without regard to whether GAH, Eagle Aviation, Trajen or each Supermarine Company, as the case may be, was a Loan Party during such period.

“Operating Revenues” means, for any period (without duplication), all income and other amounts received by or on behalf of the Borrower and its Subsidiaries (determined on a consolidated basis by excluding any such amounts received by any of the Borrower or its Subsidiaries to another of the Borrower or any of its Subsidiaries) during such period; provided that Operating Revenues shall not include (i) Net Condemnation Proceeds, (ii) Net Debt Proceeds (including proceeds of the Loans), (iii) Net Equity Proceeds (without regard to the proviso to the definition thereof), and (iv)  Net Insurance Proceeds or other insurance proceeds (other than proceeds of any business interruption or anticipated loss in revenue insurance); provided that such items relating to the FBO businesses of GAH, Eagle Aviation, Trajen or each Supermarine Company on a consolidated basis for the twelve-month period preceding the date of determination shall be included in such calculation without regard to whether GAH, Eagle Aviation, Trajen or each Supermarine Company, as the case may be, was a Loan Party during such period.

“Organizational Documents” means, with respect to a Loan Party, the certificate of incorporation, articles of incorporation, bylaws, certificate of limited partnership, articles of organization, operating agreement or comparable document of such Loan Party.

“Original Loan Agreement” has the meaning given to that term in the Introduction to this Agreement.

“Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Outstanding Amount” means, with respect to any Letter of Credit, the aggregate face amount of such Letter of Credit, as reduced by each Drawing made by the beneficiary thereof.

“Outstanding Exposure” means, at any time, the sum of (a) the aggregate then outstanding principal amount of the Loans and Letter of Credit Usage and (b) following any termination of the Hedging Agreements upon the acceleration of the Loans in accordance with Section 7.2(a) of this Agreement or the commencement of any Bankruptcy Proceeding by or against the Borrower, (i) any Hedging Termination Obligations then due to the Hedging Banks or (ii) as to any Hedging Bank that is prevented from terminating a Hedging Agreement by the automatic stay or any other stay in any Bankruptcy Proceeding by or against the Borrower, the amount of any Hedging Termination Obligations that would have been then due to such Hedging Bank if such Hedging Agreement had been terminated as of the commencement of such Bankruptcy Proceeding; provided, that for the purpose only of determining the voting or approval rights of the Lenders under this Agreement and the other Loan Documents or in the context of the definition of “Required Lenders”, if the Outstanding Exposure of Macquarie Bank Limited and its Affiliates as so calculated at any time exceeds 30% of the aggregate Outstanding Exposure, only that portion of such amounts held by Macquarie Bank Limited and its Affiliates as equals 30% of the aggregate Outstanding Exposure shall be included in such calculation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Indebtedness” has the meaning given to that term in Section 6.2(a) of this Agreement.

“Permitted Investments” means (i) marketable direct obligations of the United States of America; (ii) marketable obligations directly and fully guaranteed as to interest and principal by the United States of America; (iii) demand deposits with the Collateral Agent, and time deposits, certificates of deposit and banker’s acceptances issued by (x) the Collateral Agent, so long as its long-term debt securities are rated “A” or better by S&P and “A2” or better by Moody’s, or (y) any member bank of the Federal Reserve System which is organized under the laws of the United States of America or any political subdivision thereof or under the laws of Canada, Switzerland or any country which is a member of the European Union having a combined capital and surplus of at least $500 million and having long-term unsecured debt securities rated “A” or better by S&P and “A2” or better by Moody’s; (iv) commercial paper or tax-exempt obligations given the highest rating by S&P and Moody’s; (v) obligations of the Collateral Agent meeting the requirements of clause (iii) above or any other bank meeting the requirements of clause (iii) above, in respect of the repurchase of obligations of the type as described in clauses (i) and (ii) above, provided that such repurchase obligations shall be fully secured by obligations of the type described in said clauses (i) and (ii) above, and the possession of such obligations shall be transferred to, and segregated from other obligations owned by, the Collateral Agent or such other bank; (vi) a money market fund or a qualified investment fund (including any such fund for which the Collateral Agent or any Affiliate thereof acts as an advisor or a manager) given one of the two highest long-term ratings available from S&P and Moody’s, including any fund for which the Collateral Agent or an Affiliate of the Collateral Agent serves as an investment advisor, administrator, shareholder servicing agent, custodian or subcustodian, notwithstanding that (A) the Collateral Agent or an Affiliate of the Collateral Agent charges and collects fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiated at arm’s length) and (B) the Collateral Agent charges and collects fees and expenses for services rendered pursuant to the Collateral Agency Agreement; and (vii) eurodollar certificates of deposit issued by the Collateral Agent meeting the requirements of clause (iii) above or any other bank meeting the requirements of clause (iii) above. In no event shall any cash in the Accounts be invested in any obligation, certificate of deposit, acceptance, commercial paper or instrument which by its terms matures more than ninety (90) days after the date of investment, unless the Collateral Agent or a bank meeting the requirements of clause (iii) above shall have agreed to repurchase such obligation, certificate of deposit, acceptance, commercial paper or instrument at its purchase price plus earned interest within no more than ninety (90) days after its purchase. With respect to any rating requirement set forth above, if the relevant issuer is rated by either S&P or Moody’s, but not both, then only the rating of such rating agency shall be utilized for the purpose of this definition.

“Permitted Liens” has the meaning given to that term in Section 6.2(b) of this Agreement.

“Permitted Subordinated Debt” means unsecured Indebtedness of any of the Borrower or its Subsidiaries in the form of loans to such Loan Party from an Investor or an Affiliate thereof, so long as (a) such obligations of such Loan Party are (i) unsecured and do not permit the holder of such Indebtedness to accelerate the principal amount thereof upon default, (ii) evidenced by an instrument or instruments subordinated to the rights of the Lenders containing provisions substantially in the form of Exhibit E to this Agreement, and (iii) payable solely from amounts distributable to the Borrower from the Distribution Account pursuant to Section 5.05 of the Collateral Agency Agreement, and (b) the Borrower or such other Loan Party retains the sole right to take any action, or refrain from taking any action, with respect to the business, affairs and properties of such Loan Party; provided that the agreement between such Loan Party and the holder of such Indebtedness may provide that such Loan Party will not, without the consent of such holder, enter into any agreement that affects the right of such holder to receive payments in accordance with the foregoing clause (iii).

“Person” means any individual, corporation, cooperative, partnership, joint venture, association, joint-stock company, limited liability company, other entity, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means, collectively, (a) the share pledge agreement dated as of December 12, 2005 by the Investor in favor of the Collateral Agent granting a first-priority security interest in the Equity Securities of the Borrower, (b) each pledge agreement delivered by the Borrower or any Subsidiary of the Borrower in favor of the Collateral Agent granting a security interest in the Equity Securities of the Subsidiaries of the Borrower as a condition to the Borrowing of Loans, (c) any pledge agreement executed and delivered after the Closing Date by the Investor in favor of the Collateral Agent granting a first-priority security interest in the Equity Securities of the Borrower, and (d) any pledge agreement executed and delivered after the Closing Date by the Borrower or any Subsidiary of the Borrower in favor of the Collateral Agent granting a security interest in the Equity Securities of any additional or substituted Subsidiaries of the Borrower in accordance with Section 6.1(k) of this Agreement.

“Prime Rate” means (i) for purposes of calculating the interest rate with respect to a Base Rate Revolving Loan, the rate of interest per annum publicly announced from time to time by the Revolving Loan Lender as its “prime rate” or “base rate” in effect on such day at its principal office in New York; and (ii) for any other purpose, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its “prime rate” or “base rate” in effect on such day at its principal office in New York City. Any change in the Prime Rate announced by the Administrative Agent shall take effect on the day specified in the public announcement of such change.

“Proceeds” means “proceeds” as such term is defined in the UCC or under other relevant law and, in any event, shall include, but shall not be limited to, (i) any and all proceeds of, or amounts (in whatsoever form, whether cash, securities, property or other assets) received under or with respect to, any insurance, indemnity, warranty or guaranty payable to the Borrower from time to time, and claims for insurance, indemnity, warranty or guaranty effected or held for the benefit of the Borrower, in each case with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever, whether cash, securities, property or other assets) made or due and payable to the Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under color of Governmental Authority), and (iii) any and all other amounts (in any form whatsoever, whether cash, securities, property or other assets) from time to time paid or payable under or in connection with any of the Collateral (whether or not in connection with the sale, lease or other disposition of the Collateral).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proportional EBITDA Contribution” means, with respect to any prepayment of the Loans as permitted by the last paragraph of Section 7.1 of this Agreement, a percentage equal to the highest of (i) the projected EBITDA of the affected FBO(s) set forth in the Base Case Projections for the fiscal year following such prepayment divided by the aggregate projected EBITDA of all FBOs set forth in the Base Case Projections for such fiscal year; (ii) the EBITDA of the affected FBO(s) for the fiscal year immediately preceding such prepayment, divided by the aggregate EBITDA of all FBOs for such fiscal year; and (iii) the average EBITDA of the affected FBO(s) for the three successive fiscal years immediately preceding such prepayment, divided by the average aggregate EBITDA of all FBOs for such three-year period.

“Pro Rata Share” means, with respect to each Term Loan Lender, at any time, a fraction (expressed as a percentage), the numerator of which is the amount of the Term Loan Commitment of such Lender at such time, and the denominator of which is the amount of the aggregate Term Loan Commitments, of all Term Loan Lenders, at such time. The initial Pro Rata Share of each Term Loan Lender as to its Term Loan Commitment is set forth opposite the name of such Lender on Schedule 2.1 to this Agreement or Assignment and Assumption pursuant to which such Lender becomes a party to this Agreement, as applicable.

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and acts (including the practices, methods and acts engaged in or approved by a significant portion of the relevant aviation services industry relating to the FBO Leases, Managements Contracts or the Heliport Contract, as applicable, in the United States) that, at a particular time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, could reasonably have been expected to accomplish the desired result consistent with good business practices, reliability, economy, safety and expedition, and which practices, methods, standards and acts generally conform to operation and maintenance standards recommended by an FBO operator’s or airport manager's, as applicable, equipment suppliers and manufacturers, applicable facility design limits and applicable governmental approvals and law. “Prudent Industry Practice” is not intended to be limited to the optimum practice or method to the exclusion of others, but rather to be a spectrum of possible but reasonable practices and methods.

"Quarterly Funds Transfer Date" means the last Business Day of each March, June, September and December occurring after the Refinancing Term Loan Disbursement Date.

“Receivables” means, at any time, all of the accounts owing to the Borrower and its Subsidiaries or any of them, net of any charges or reserves against such accounts in accordance with GAAP, as determined by reference to the most recent monthly operating reports of the Borrower and its Subsidiaries, less any account (to the extent not already accounted for in the charge or reserve against doubtful accounts) that is not paid within 90 days after the invoice date.

“Reference Debt” means with respect to any Person, the long-term unsecured Indebtedness of such Person not benefiting from any guarantee, support agreement or other credit enhancement.

“Reference Rate” means, as of any date, three-month LIBOR determined as of approximately 11:00 a.m. (London time) on such date.

“Refinancing Term Loan” has the meaning specified in Section 2.1(a) of this Agreement.

“Refinancing Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make Refinancing Term Loans to the Borrower pursuant to Section 2.1 of this Agreement, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 2.1 attached to this Agreement under the heading “Refinancing Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Refinancing Term Loan Commitment Period” means, with respect to the Refinancing Term Loan Commitments, the period from and including the Closing Date under, and as defined in, the Original Loan Agreement, to the earliest to occur of (a) January 9, 2006, (b) the date on which the Available Refinancing Term Loan Commitments are reduced to zero, and (c) the date of termination of the aggregate Refinancing Term Loan Commitments.

“Refinancing Term Loan Disbursement Date” means December 14, 2005, the date of the Borrowing of the Refinancing Term Loans.

“Refinancing Term Loan Lender” means (a) on the Closing Date, the holders of Refinancing Term Loan Commitments as set forth on Schedule 2.1 attached to this Agreement, and (b) thereafter, the Lenders from time to time holding Refinancing Term Loan Commitments after giving effect to any assignments permitted by Section 10.4 of this Agreement.

“Reimbursement Obligations” means, at any time, the obligation of the Borrower with respect to any of the Letters of Credit to reimburse amounts paid by the Issuing Bank with respect to any Drawing under such Letter of Credit.

“Reportable Event” has the meaning given to that term in Section 4043(c) of ERISA and applicable regulations thereunder other than an event as to which the reporting requirements have by regulation been waived; provided that failure to meet the minimum funding standards of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event.

“Required Lenders” means, at any time, (a) Lenders (and, to the extent applicable, Hedging Banks) holding 66⅔% or more of the aggregate then Outstanding Exposure (provided, that for the avoidance of doubt, such percentage shall take into account the proviso in the definition of the term “Outstanding Exposure”) or (b) if there are no Loans or Letter of Credit Usage outstanding, Lenders holding 66⅔% or more of the aggregate Commitments.

“Responsible Officer” means, (i) when used with respect to the Borrower or any other Loan Party, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such Person authorized by the board of directors of such Person to act on behalf of such Person in respect of the Loan Documents and notified in writing to the Administrative Agent; and (ii) when used with respect to the Collateral Agent, any officer within the corporate trust department of the Collateral Agent, including any vice president, assistant vice president, treasurer, assistant treasurer, trust officer or any other officer of the Collateral Agent who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Collateral Agency Agreement. Any document or certificate hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower or other applicable Person.

“Restoration” means, in the case of any Event of Loss, the restoration, repair, replacement or rebuilding of the affected Property subject to the Event of Loss, as nearly as practicable to its value, condition and character immediately prior to such Event of Loss, with such alterations and additions as may be made by the applicable Loan Party, pursuant to and subject to any restoration plan approved by the Administrative Agent in the case of any Material Loss.

“Restoration Plan” means, in the case of any Material Loss, a plan for the Restoration of the affected Property, certified by a Responsible Officer of the Borrower, demonstrating that (i) the Restoration is technically feasible and can be completed within a reasonable period of time consistent with the nature and extent of the Event of Loss, (ii) all Governmental Approvals required for the Restoration have been obtained or can be obtained in due course, and (iii) the Restoration will not result in a termination, cancellation, revocation or other invalidity or impairment of any material Governmental Approval, any FBO Lease, any Management Contract, the Heliport Contract or any other Material Contract, as applicable.

“Revolver Default” means any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Revolver Event of Default.

“Revolver Event of Default” means any event or circumstance which would constitute an Event of Default hereunder, if the terms of this Agreement and the other Loan Documents were interpreted without giving effect to any amendment, waiver or consent granted or agreed to by the Required Lenders pursuant to Section 10.1 of this Agreement (unless the Revolving Loan Lender approves any such amendment, waiver or consent in writing); provided that (i) with respect to any event or circumstance that constituted a Default or Event of Default at the time of any such amendment, waiver or consent, such event or circumstance shall not constitute a Revolver Event of Default unless the Revolving Loan Lender has given notice of the exercise of its rights under Section 7.2(b) of this Agreement within 15 days after written notice of the effectiveness of the amendment, waiver or consent granted or agreed to by the Required Lenders, and (ii) any other event or circumstance shall not constitute a Revolver Event of Default unless the Revolving Loan Lender has advised the Borrower and the Administrative Agent in writing within 15 days after written notice of the effectiveness of the amendment, waiver or consent relating thereto that the Revolving Loan Lender will require compliance with the terms of this Agreement without reference to such amendment, waiver or consent. If notice is required by any term of this Agreement as a condition to the existence of an Event of Default, for purposes of a Revolver Event of Default, notice from the Revolving Loan Lender shall constitute such notice, the term of any such provision to the contrary notwithstanding.

“Revolving Loan” has the meaning specified in Section 2.2(a) of this Agreement.

“Revolving Loan Borrowing” means a borrowing consisting of Revolving Loans made by the Revolving Loan Lender pursuant to this Agreement.

“Revolving Loan Borrowing Request” means a request by the Borrower for a Revolving Loan Borrowing in accordance with Section 2.2 of this Agreement.

“Revolving Loan Commitment” means the commitment of the Revolving Loan Lender to make Revolving Loans to the Borrower pursuant to Section 2.2 of this Agreement (and thereafter to make additional Revolving Loans to reimburse Drawings under Letters of Credit pursuant to Section  2.13 of this Agreement), in an aggregate principal amount at any one time outstanding not to exceed $5,000,000 (which amount shall be inclusive of the Letter of Credit Sublimit), as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan Commitment Period” means, with respect to the Revolving Loan Commitment, the period from and including the Closing Date to the earliest to occur of (a) the Revolving Loan Commitment Termination Date, (b) the date on which the Available Revolving Loan Commitments are reduced to zero, and (c) the date of termination of the aggregate Revolving Loan Commitments.

“Revolving Loan Commitment Termination Date” means the date that is five (5) days prior to the Maturity Date; provided that if such date is a day other than a Business Day, the Revolving Loan Commitment Termination Date shall be the next succeeding Business Day unless such next succeeding Business Day falls in the next calendar month, in which case the Revolving Loan Commitment Termination Date shall be the immediately preceding Business Day.

“Revolving Loan Lender” means Mizuho Corporate Bank, Ltd., and any permitted successor thereto.

“Secured Parties” means collectively, the Collateral Agent, the Securities Intermediary, the Administrative Agent, the Lenders, the Issuing Bank, and the Hedging Banks.

“Securities Account” has the meaning specified in Section 5.10 of the Collateral Agency Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” means The Bank of New York, a New York banking corporation, in its capacity as securities intermediary under the Collateral Agency Agreement, or any Person appointed to replace such Person with the authority to exercise and perform the rights and duties of the Securities Intermediary under the Collateral Agency Agreement.

“Security Agreement” means the Security Agreement, dated as of December 12, 2005, between the Borrower and the Collateral Agent for the benefit of the Secured Parties, as well as each security agreement delivered in accordance with Section 6.1(k) of this Agreement.

“Security Documents” means the Collateral Agency Agreement, the Security Agreement, the Subsidiary Security Agreement, together with any joinders thereto, the Executive Intellectual Property Security Agreement, the Trajen Intellectual Property Security Agreement, the Pledge Agreements, the Subsidiary Guaranty and the Contribution Agreement, together with any joinders thereto, each leasehold mortgage or leasehold deed of trust from time to time recorded with the appropriate recording office with respect to the assignment of leasehold interest in each of the FBO Leases, each control agreement entered into with a depositary institution or securities intermediary, each consent or acknowledgment by an Airport Authority regarding the collateral assignment of the rights and obligations of the applicable Loan Party pursuant to the relevant FBO Lease and/or the equity interests of such Loan Party, and all other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings and landlord waivers) delivered to the Collateral Agent or any Lender in connection with any Collateral or to secure the Obligations.

“Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the Property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s Property would constitute an unreasonably small capital.

“Special Reserve Account” means the “Special Reserve Account” established and created in the name of the Collateral Agent pursuant to Section 5.01 of the Collateral Agency Agreement.

“S&P” or “Standard & Poor’s” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

“Subsidiary” of any Person means (a) any corporation of which the required percentage of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which the required percentage of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Financial Statements of such Person on a consolidated basis. Unless otherwise indicated in this Agreement, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guaranty” means that certain Subsidiary Guaranty dated as of December 12, 2005 and executed by each Subsidiary of the Borrower in favor of the Secured Parties.

“Subsidiary Security Agreement” means that certain Subsidiary Security Agreement dated as of December 12, 2005 and executed by each Subsidiary of the Borrower and the Collateral Agent on behalf of the Secured Parties.

“Supermarine Acquisition” means the consummation of the purchase of all of the outstanding Equity Securities of the Supermarine Companies by the Investor pursuant to the Supermarine Purchase Agreements (as listed in Schedule A-3 hereto) and the assignment of 100% of the ownership interest in such Equity Securities by the Investor to the Borrower or a Subsidiary of the Borrower.

“Supermarine Acquisition Term Loan” has the meaning specified in Section 2.1(a) of this Agreement.

“Supermarine Acquisition Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make Supermarine Acquisition Term Loans to the Borrower pursuant to Section 2.1 of this Agreement, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 2.1 attached to this Agreement under the heading “Supermarine Acquisition Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Supermarine Acquisition Term Loan Commitment Period” means, with respect to the Supermarine Acquisition Term Loan Commitments, the period from and including the Amendment Closing Date to the earliest to occur of (a) June 20, 2007, (b) the date on which the Available Supermarine Acquisition Term Loan Commitments are reduced to zero, and (c) the date of termination of the aggregate Acquisition Supermarine Term Loan Commitments in accordance with this Agreement.

“Supermarine Acquisition Term Loan Disbursement Date” means the date of the Borrowing of Supermarine Acquisition Term Loans the proceeds of which will finance a portion of the acquisition and related costs in connection with the Supermarine Acquisition.

“Supermarine Acquisition Term Loan Lender” means (a) on the Amendment Closing Date, the holders of the Supermarine Acquisition Term Loan Commitments as set forth on Schedule 2.1 attached to this Agreement, and (b) thereafter, the Lenders from time to time holding Supermarine Acquisition Term Loan Commitments after giving effect to any assignments permitted by Section 10.4 of this Agreement.

“Supermarine Companies” means, collectively, Supermarine of Santa Monica, Supermarine of Stewart, ACS, Supermarine Investors, and any Subsidiaries thereof.

“Supermarine FBO Leases” means, collectively, the leases or use agreements with or on behalf of the relevant Airport Authorities, and other real property leases and related agreements with the relevant Airport Authorities associated therewith, relating to the fixed base operations of the Supermarine Companies, as set forth in Schedule A-1.

“Supermarine Investors” means Supermarine Investors, Inc., a California corporation.

“Supermarine of Santa Monica” means Supermarine of Santa Monica, LP, a California limited partnership.

“Supermarine of Stewart” means Supermarine of Stewart, LLC, a Delaware limited liability company.

“Supermarine Pro Forma Schedules” has the meaning specified in Section 4.4(f) of this Agreement.

“Supermarine Pro Forma Schedules” has the meaning specified in Section 4.4(f) of this Agreement.

“Supermarine Purchase Agreements” means, collectively, (i) the Business Purchase Agreement, entered into as of December 21, 2006, by and among David G. Price, individually and as trustee for the David G. Price 2006 Family Trust dated January 13, 2006, Dallas P. Price-Van Breda, individually and as trustee for the Dallas Price-Van Breda 2006 Family Trust dated May 3, 2006, and Supermarine Aviation, Limited, each as a seller, and Macquarie FBO Holdings LLC, as the buyer; and (ii) the Membership Interest Purchase Agreement, entered into as of December 21, 2006, by and among David G. Price, as the seller, and Macquarie FBO Holdings LLC, as the buyer.

“Tax” or “Taxes” means all present or future fees, taxes (including income taxes, sales taxes, use taxes, stamp taxes, value-added taxes, excise taxes, ad valorem taxes and property taxes (personal and real, tangible and intangible)), levies, assessments, withholdings and other charges and impositions of any nature, plus all related interest, penalties, fines and additions to tax, now or hereafter imposed by any federal, state, local or foreign government or other taxing authority.

“Technical Advisor” means Leigh Fisher Associates, a division of Jacobs Consulting Inc., or any other firm reasonably acceptable to the Borrower as the Administrative Agent shall designate.

“Term Loan” has the meaning specified in Section 2.1(a) of this Agreement.

“Term Loan Borrowing” means the borrowing consisting of Term Loans made or to be made by the Term Loan Lenders pursuant to this Agreement.

“Term Loan Borrowing Request” means a request by the Borrower for a Term Loan Borrowing in accordance with Section 2.1 of this Agreement.

“Term Loan Commitment” means, with respect to each Term Loan Lender, the Refinancing Term Loan Commitment, the Trajen Acquisition Term Loan Commitment and the Supermarine Acquisition Term Loan Commitment.

“Term Loan Commitment Period” means the Refinancing Term Loan Commitment Period, the Trajen Acquisition Term Loan Commitment Period and the Supermarine Acquisition Term Loan Commitment Period.

“Term Loan Lender” means (a) on the Closing Date, the holders of Term Loan Commitments as set forth on Schedule 2.1 attached to this Agreement, and (b) thereafter, the Lenders from time to time holding Term Loan Commitments after giving effect to any assignments permitted by Section 10.4 of this Agreement.

“Total Funded Debt” means, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the outstanding Obligations under this Agreement.

“Trajen” means Trajen Holdings, Inc., a Delaware corporation.

“Trajen Acquisition” means the consummation of the purchase of all of the outstanding Equity Securities of Trajen by the Investor pursuant to the Trajen Purchase Agreement (as defined in Schedule A-3 hereto) and the assignment of 100% of the ownership interest in such Equity Securities by the Investor to the Borrower.

“Trajen Acquisition Term Loan” has the meaning specified in Section 2.1(a) of this Agreement.

“Trajen Acquisition Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make Trajen Acquisition Term Loans to the Borrower pursuant to Section 2.1 of this Agreement, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 2.1 attached to this Agreement under the heading “Trajen Acquisition Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Trajen Acquisition Term Loan Commitment Period” means, with respect to the Trajen Acquisition Term Loan Commitments, the period from and including the Closing Date (as defined in this Agreement) to the earliest to occur of (a) December 31, 2006, (b) the date on which the Available Acquisition Term Loan Commitments are reduced to zero, and (c) the date of termination of the aggregate Acquisition Term Loan Commitments.

“Trajen Acquisition Term Loan Disbursement Date” means the date of the Borrowing of Trajen Acquisition Term Loans the proceeds of which will finance a portion of the acquisition and related costs in connection with the Trajen Acquisition.

“Trajen Acquisition Term Loan Lender” means (a) on the Closing Date, the holders of the Trajen Acquisition Term Loan Commitments as set forth on Schedule 2.1 attached to this Agreement, and (b) thereafter, the Lenders from time to time holding Trajen Acquisition Term Loan Commitments after giving effect to any assignments permitted by Section 10.4 of this Agreement.

“Trajen FBO Leases” means, collectively, the leases or use agreements with or on behalf of the relevant Airport Authorities, and other real property leases and related agreements with the relevant Airport Authorities associated therewith, relating to the fixed base operations of Trajen and any of Trajen's Subsidiaries, as set forth in Schedule A-1.

“Trajen Intellectual Property Security Agreement” has the meaning specified in Section 4.3(a)(i)(D) of this Agreement.

“Trajen Pro Forma Schedules” has the meaning specified in Section 4.2(f) of this Agreement.

“Type” means, with respect to any Loan or Borrowing at any time, the classification of such Loan or Borrowing in accordance with the type of interest rate it then bears, whether an interest rate based upon the Base Rate or LIBOR.

“Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code, as in effect from time to time.

“Waiver and Amendment” means the Waiver and Second Amendment to Amended and Restated Loan Agreement (Supermarine Acquisition Facility), dated as of February 13, 2007, among the Borrower, the Lenders signatory thereto and the Administrative Agent.

Rules of Interpretation

1.	Definitions of terms shall apply equally to the singular and plural forms of the terms defined.

2.	The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

3.	The word "will" shall be construed to have the same meaning and effect as the word "shall".

4.	A reference to a Legal Requirement includes any amendment or modification to such Legal Requirement, and all regulations, rulings and other Legal Requirement promulgated under such Legal Requirement.

5.	A reference to a Person shall be construed to include its successors and assigns.

6.	Except as otherwise expressly specified, all accounting terms have the meanings assigned to them by GAAP, as in effect from time to time.

7.
A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

8.
Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents).

9.	The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

10.	References to “days” means calendar days, unless the term “Business Days” shall be used. References to a time of day means such time in New York, New York, unless otherwise specified.

11.
The Loan Documents are the result of negotiations between, and have been reviewed by the Borrower, the Administrative Agent, each Lender and their respective counsel. Accordingly, the Loan Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against the Borrower, the Administrative Agent or any Lender.

ATTACHMENT IV

Schedule 2.1
to Loan Agreement

Commitments and Pro Rata Shares

Lender	Term Loan Commitment	Term Loan Pro Rata Share	Revolving Loan Commitment	Revolving Loan Pro Rata Share
Mizuho Corporate Bank, Ltd.	$63,333,333.34	12.36%	$5,000,000	100.00%
Bayerische Landesbank	$68,333,333.33	13.33%	$0	0.00%
The Governor and Company Bank of Ireland	$68,333,333.33	13.33%	$0	0.00%
Macquarie Bank Limited	$50,000,000.00	9.76%	$0	0.00%
Hypo Public Finance USA, Inc.	57,500,000.00	11.22%	$0	0.00%
DekaBank Deutsche Girozentrale	50,000,000.00	9.76%	$0	0.00%
Norddeutsche Landesbank Girozentrale	57,500,000.00	11.22%	$0	0.00%
Landesbank Hessen-Thüringen Girozentrale	30,000,000.00	5.85%	$0	0.00%
Lloyds TSB Bank plc	20,000,000.00	3.90%	$0	0.00%
United Overseas Bank Limited	10,000,000.00	1.95%	$0	0.00%
Banco Santander Central Hispano, S.A., New York Branch	37,500,000.00	7.32%	$0	0.00%
Total	$512,500,000.00	100%	$5,000,000	100%